EXECUTION COPY
Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PC MALL, INC.,
MALL ACQUISITION 2, INC.,
SARCOM, INC.
AND
CERTAIN STOCKHOLDERS OF SARCOM, INC.
August 17, 2007

ARTICLE I	DEFINITIONS	2

1.1	Terms Defined Elsewhere	2

1.2	Defined Terms	4

ARTICLE II	THE MERGER AND RELATED MATTERS	11

2.1	The Merger	11

2.2	Closing; Effective Time	12

2.3	Merger Consideration and Related Matters	12

2.4	Treatment of Derivative Securities of the Company	17

2.5	Dissenting Shares	17

2.6	Procedures for Exchange of Shares	17

2.7	Tax Withholding	18

2.8	Supplementary Action	19

2.9	Certificate of Incorporation and Bylaws of the Surviving Corporation	19

2.10	Directors and Officers of the Surviving Corporation	19

2.11	Closing Deliveries	19

2.12	Stockholder Representative	22

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJORITY STOCKHOLDERS	24

3.1	Organization, Qualification and Corporate Power	24

3.2	Capitalization	25

3.3	Authority; No Conflicts; Consent	26

3.4	Brokers	27

3.5	Books and Records	27

3.6	Subsidiaries	27

3.7	Financial Statements	27

3.8	Absence of Certain Changes or Events	27

3.9	Undisclosed Liabilities	29

3.10	Legal Compliance	29

3.11	Taxes	29

3.12	Title to Properties and Assets; Encumbrances; Condition and Sufficiency of Assets	32

3.13	Intellectual Property	33

3.14	Inventory	35

3.15	Material Contracts	35

3.16	Accounts Receivable	37

3.17	Bank Accounts; Powers of Attorney	37

3.18	Insurance	37

3.19	Litigation	38

3.20	Warranties	38

3.21	Employees and Labor Matters	38

3.22	Employee Benefit Plans; ERISA	40

3.23	Environmental	42

3.24	Affiliated Transactions and Certain Other Arrangements	43

3.25	Customers, Distributors and Suppliers	43

3.26	Certain Payments	44

3.27	Internal Controls	45

3.28	Letters of Credit	45

3.29	Board Approval	45

3.30	Delaware Takeover Statute	45

3.31	Disclosure	45

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDERS	45

4.1	Organization of Certain Majority Stockholders	45

4.2	Title to Company Shares	46

4.3	Authority; No Conflicts; Consent	46

4.4	Restricted Securities	46

4.5	Investment Representations	47

4.6	Legends	47

4.7	Brokers	47

4.8	United States Person	47

4.9	Representations Regarding Stock Payment	47

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB	47

5.1	Organization, Qualification and Corporate Power	48

5.2	Authority; No Conflicts; Consent	48

5.3	Brokers	49

5.4	Representations as to the Stock Payment	49

5.5	SEC Reports; Financial Statements; Absence of Certain Changes	49

5.6	Disclosure	50

ARTICLE VI	PRE-CLOSING COVENANTS	50

6.1	General	50

6.2	Notices and Consents	50

6.3	Interim Covenants of the Company and the Majority Stockholders	51

6.4	Full Access	53

6.5	Notification of Certain Matters	54

6.6	No Trading	54

6.7	Tax Matters	54

6.8	Closing Payoff Letters	54

6.9	Estimated Debt Repayment Amount	55

6.10	Repayment of Debt Prior to Closing	55

6.11	Exclusivity	55

6.12	Company Stockholder Approvals	57

6.13	Takeover Statutes	58

6.14	Termination of LLC Interest	58

ARTICLE VII	POST-CLOSING COVENANTS	58

7.1	General	59

7.2	Transition	59

7.3	Confidentiality	59

7.4	Tax Matters	60

7.5	Exculpation and Indemnification of Directors and Officers; Insurance	61

ARTICLE VIII	CONDITIONS TO OBLIGATION TO CLOSE	62

8.1	Conditions to Buyer’s and the Merger Sub’s Obligations	62

8.2	Conditions to Majority Stockholders’ and the Company’s Obligations	65

ARTICLE IX	REMEDIES FOR BREACHES OF THIS AGREEMENT	66

9.1	Survival of Representations, Warranties and Covenants	66

9.2	Indemnification	67

ARTICLE X	TERMINATION	72

10.1	Termination of Agreement	72

10.2	Effect of Termination	74

ARTICLE XI	MISCELLANEOUS	74

11.1	Press Releases and Public Announcements	74

11.2	No Third-Party Beneficiaries	74

11.3	Entire Agreement	74

11.4	Succession and Assignment	74

11.5	Counterparts	75

11.6	Headings and Section References	75

11.7	Notices	75

11.8	Amendments and Waivers	76

11.9	Severability	76

11.10	Expenses	76

11.11	Construction	76

11.12	Incorporation of Exhibits, Annexes, and Schedules	76

11.13	Effect of Due Diligence	76

11.14	Specific Performance	77

11.15	Governing Law	77

11.16	Submission to Jurisdiction	77

11.17	Acknowledgement	78
Exhibit 2.2 — Certificate of Merger
Exhibit 2.3(d)(i)(A) — January 2007 Balance Sheet
Exhibit 2.11(a)(ii) — Form of Registration Rights Agreement
Exhibit 2.11(a)(iii) — Form of Legal Opinion
Exhibit 2.11(a)(vii) — Form of General Release
Exhibit 2.11(a)(x) — Form of Noncompetition and Nonsolicitation Agreement
Exhibit 3.7 — Company Financial Statements
Exhibit 8.1(h) — Company Financial Projections
Schedule I — Stockholders
Schedule II — Designated Stockholder Payment Amounts
Annex I — Company Disclosure Schedule
Annex II — Buyer Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 17, 2007, by and among PC Mall, Inc., a Delaware corporation (the “Buyer”), Mall Acquisition 2, Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (the “Merger Sub”), Sarcom, Inc., a Delaware corporation (the “Company”), and each of the other persons listed on Schedule I to this Agreement under the heading “Majority Stockholders” (each a “Majority Stockholder” and collectively the “Majority Stockholders”). The Buyer, the Merger Sub, the Company and the Majority Stockholders are sometimes referred to collectively herein as the “Parties.”
RECITALS
     WHEREAS, the respective boards of directors of the Buyer, the Merger Sub and the Company each have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
     WHEREAS, the board of directors of the Company has determined that this Agreement and the Merger are advisable, has approved this Agreement and the Merger and has recommended that the stockholders of the Company adopt and approve this Agreement and approve the Merger;
     WHEREAS, promptly following the execution and delivery of this Agreement by each of the Parties, the holders of a type and number of shares of capital stock of the Company, including the Majority Stockholders, as applicable, are duly executing and delivering written consents sufficient to adopt and approve this Agreement, the Merger and the certificate of incorporation of the Surviving Corporation, in each case as required under applicable Law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand (the “Stockholder Consent”); and
     WHEREAS, in connection with the Merger and the consummation thereof, certain stockholders of the Company will be entitled to receive a portion of the Designated Stockholder Payment in accordance with the terms hereof and as set forth in the Prior Agreements.
AGREEMENT
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Location of Definition
280G Payments	Section 6.12(b)
Accounts Receivable	Section 3.16
Agreement	Preamble
Audited Financial Statements	Section 3.7
Buyer	Preamble
Buyer Devaluation Notice	Section 10.1(h)
Buyer Disclosure Documents	Section 5.5
Buyer Disclosure Schedule	Article V
Cash Payment	Section 2.3(a)(i)
Certificate of Merger	Section 2.2
Class A Voting Common Stock	Section 3.2(a)
Class B Non-Voting Common Stock	Section 3.2(a)
Closing	Section 2.2
Closing Balance Sheet	Section 2.3(d)(i)(A)
Closing Date	Section 2.4(a)
Closing Debt Repayment Amount	Section 2.3(c)(ii)
Closing Net Asset Value	Section 2.3(d)(i)(A)
Closing Payoff Letters	Section 6.8
COBRA	Section 3.22(e)
Company	Preamble
Company Common Stock	Section 3.2(a)
Company Disclosure Schedule	Article III
Company Permits and Certifications	Section 3.3(b)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property Rights	Section 3.13(a)
Company Shares	Section 3.2(a)
Competing Party	Section 6.11
Competing Transaction	Section 6.11
Confidentiality Agreement	Section 7.3(a)
Debt Repayment Purchase Price Adjustment	Section 2.3(d)(ii)

Defined Term	Location of Definition
Designated Stockholder Payment	Section 2.3(c)(i)
DGCL	Recitals
Dispute Notice	Section 2.3(d)(iii)(A)
Disqualified Individuals	Section 6.12(b)
Dissenting Holder	Section 2.5(a)
Dissenting Shares	Section 2.5(a)
Effective Time	Section 2.2
Estimated Debt Repayment Amount	Section 6.9
Financial Statements	Section 3.7
Indemnitee	Section 9.2(e)
Indemnitor	Section 9.2(e)
Independent Accountant	Section 2.3(d)(iii)(B)
Information Statement	Section 6.12(a)
IRS	Section 3.22(c)
January 2007 Balance Sheet	Section 2.3(d)(i)(A)
January 2007 Net Asset Value	Section 2.3(d)(i)(A)
Majority Stockholder(s)	Preamble
Material Contract	Section 3.15(a)
Merger	Recitals
Merger Sub	Recitals
Merger Sub Common Stock	Section 2.3(b)(iii)
Most Recent Financial Statements	Section 3.7
Most Recent Fiscal Month End	Section 3.7
Most Recent Fiscal Year End	Section 3.7
Net Asset Value Purchase Price Adjustment	Section 2.3(d)(i)(A)
Notice Period	Section 10.1(j)
Parties	Preamble
Prior Agreements	Section 11.17
Purchase Price	Section 2.3(a)
Purchase Price Withholding Amount	Section 2.7
Real Property	Section 3.12(a)
Realty Leases	Section 3.12(a)
Restructuring Agreement	Section 11.17
Series A Preferred Stock	Section 3.2(a)
Stock Payment	Section 2.3(a)(ii)

Defined Term	Location of Definition
Stockholder Consent	Recitals
Stockholder Representative	Section 2.12(a)
Stockholders Agreement	Section 11.17
Superior Proposal	Section 6.11(c)
Surviving Corporation	Section 2.1
Tax Representations	Section 9.1(a)
Termination Date	Section 10.1(b)
Threshold Amount	Section 9.2(b)
Violation	Section 3.3(c)
     1.2 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:
          (a) “Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (b) “Actual Debt Repayment Amount” means the positive or negative dollar amount, if any, obtained by subtracting (x) from (y), where (x) is the Company’s Debt as of the Closing Date that is not reflected or accounted for in a Closing Payoff Letter and (y) is the amount of the Company’s cash and cash equivalents as of the Closing Date, in each case as derived from the Closing Balance Sheet.
          (c) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
          (d) “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
          (e) “Breach” means any untruthfulness, misrepresentation or inaccuracy in any representation or warranty in, or any failure to perform or comply with any covenant, obligation or other provision of, this Agreement or any instrument delivered hereunder.
          (f) A “Buyer Devaluation” shall be deemed to have occurred if, at any time from the date hereof through the Closing, the average closing price of shares of the Buyer Stock on the Nasdaq Global Market for a period of twenty (20) consecutive trading days, as reported by The Nasdaq Stock Market LLC, is less than $7.497 per share.
          (g) “Buyer Parties” means the Buyer and its respective Affiliates (including, after the Closing, the Surviving Corporation, but excluding the Majority Stockholders and their respective other Affiliates) and their respective Representatives, successors and assigns.

          (h) “Buyer Stock” means the Buyer’s common stock, par value $0.001 per share.
          (i) “Closing Date 20-Day Trailing Average” means the average closing price of shares of the Buyer Stock on the Nasdaq Global Market for the period of twenty (20) consecutive trading days immediately preceding the Closing Date, as reported by The Nasdaq Stock Market LLC.
          (j) “Code” means the Internal Revenue Code of 1986, as amended.
          (k) “Company Intellectual Property” means all Intellectual Property Rights held by the Company or used in its business, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company, including without limitation the Company Registered Intellectual Property Rights.
          (l) “Company Net Asset Value” means (i) the sum of the Company’s accounts receivable and inventory, minus (ii) all long- and short-term liabilities of the Company (not including (x) any Debt to be repaid at or prior to the Closing pursuant to the terms of this Agreement, (y) L/Cs (up to a maximum aggregate face amount of all such L/Cs of $3,150,000), and (z) capital lease obligations of the Company).
          (m) “Confidential Information” means all Trade Secrets and other confidential and/or proprietary information of a Person, including without limitation information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, Contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its Representatives or consultants that is not generally known to the public.
          (n) “Contract” means any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.
          (o) “Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, including any moral rights, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
          (p) “Debt” means all long- and short-term liabilities of the Company, including without limitation (i) all restructuring or prepayment fees (including, without limitation, fees payable to any lender or any stockholder of the Company or any Affiliate of such a stockholder), (ii) the Company’s costs incurred in connection with the transactions contemplated by and in this Agreement (including, without limitation, finders’ fees and fees of the Company’s Representatives) and (iii) the aggregate Guaranteed Amount payable pursuant to the Prior Agreements; provided, however, that Debt shall exclude trade payables, Taxes, accrued expenses, deferred revenue, capital leases and the L/Cs (but only up to a maximum aggregate face amount of all such L/Cs of $3,150,000), each as incurred in the Ordinary Course of Business.
          (q) “Designated Stockholders” means all holders of Company capital stock other than the Patriarch Stockholders and the Management Stockholders.
          (r) “Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities laws), preemptive rights, any other encumbrance of any kind or nature whatsoever (whether absolute or contingent) or any other adverse claims of any third party.
          (s) “Environmental Laws” means any applicable federal, state, territorial, provincial, foreign or local law, common law, rule, order, decree, judgment, injunction, license, permit or regulation relating to (i) environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), or (ii) any other laws relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Federal Water Pollution Control Act, the Clean Air Act and the Toxic Substances Control Act, as such laws have been amended and are in effect as of the date hereof and any analogous present state or local laws, statutes and regulations promulgated thereunder as are in effect as of the date hereof.
          (t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (u) “ERISA Affiliate” means any Person that, together with the Company as of any relevant date was or is required to be treated as a single employer under ERISA or Section 414 of the Code.
          (v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (w) “Fundamental Representations” means the representations and warranties contained in Section 4.2 (Title to Shares), Section 4.3(a) (Authority), Section 4.7 (Brokers), Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3(a) (Authorization), Section 3.4 (Brokers), Section 3.6 (Subsidiaries) and Section 3.11 (Taxes).
          (x) “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied for and throughout the periods presented.
          (y) “Governmental Entity” means any international, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority.

          (z) “Guaranteed Amount” has the meaning assigned to such term in the Restructuring Agreement.
          (aa) “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          (bb) “Hazardous Wastes” means (i) any substances defined in or regulated as toxic or hazardous under or as to which liability or standards of conduct are imposed by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations promulgated thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder, or any other Environmental Law; (ii) friable or damaged asbestos or asbestos-containing material; (iii) petroleum and petroleum products, including crude oil and fractions thereof; and (iv) polychlorinated biphenyls (PCBs).
          (cc) “Intellectual Property Rights” means any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, Patents, Trade Secrets, Copyrights, Mask Works, Trademarks, and any and all rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, together with (i) all registrations and applications for registrations therefor and (ii) all rights to any of the foregoing (including: (a) all rights received under any license or other arrangement with respect to the foregoing, (b) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (c) all rights to apply for or register any of the foregoing).
          (dd) “Knowledge” means actual knowledge after reasonable investigation.
          (ee) “Law” means any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law.
          (ff) “L/Cs” means any letters of credit (commercial, standby or otherwise) or similar arrangements issued on behalf of the Company for the benefit of vendors, surety bonding companies or other Persons.
          (gg) “Liability” and “Liabilities” mean any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
          (hh) “Lien” means any mortgage, pledge, lien, Encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable, (ii) liens for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, (iv) liens imposed by Law and incurred in the Ordinary Course of Business for obligations not past due or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the

Company (including, without limitation, mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s, and similar liens), and (v) liens, Encumbrances and defects in title, that in each case do not and could not reasonably be expected to materially detract from the value or use of the property or assets subject thereto.
          (ii) “Losses” means any loss, liability, demand, claim, action, cost, damage, penalty, Tax, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing); provided however, that Losses shall not include punitive, exemplary or special damages, or incidental or consequential damages (other than (i) any such punitive, exemplary, special, incidental and consequential damages relating to any breach of Section 6.11 or Section 7.3 hereof that are reasonably foreseeable or (ii) any such punitive, exemplary, special, incidental and consequential damages incurred as a result of a third party claim for such damages against an Indemnitee).
          (jj) “made available to the Buyer” means that (i) (A) the applicable item is posted as of the date hereof in the virtual data room hosted by Merrill Corporation in connection with the transactions contemplated by this Agreement and (B) the Buyer and its requested Representatives have been provided full access to the applicable item in such virtual data room or (ii) (A) the applicable item is included in the Company’s tax, financial accounting or employment records and (B) the Buyer and its requested Representatives have been provided full access to the applicable item during site visits to the Company.
          (kk) “Majority Stockholder Parties” means the Majority Stockholders and their respective Affiliates, Representatives, successors and assigns.
          (ll) “Majority Stockholders” means the Patriarch Stockholders and the Management Stockholders.
          (mm) “Management Stockholders” means Charles E. Sweet, Robert F. Angart & Company, John R. Strauss, Daniel A. Schneider and Howard Schapiro.
          (nn) “Mask Works” means all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.
          (oo) “Material Adverse Effect” means, with respect to any Person, any effect or change that, individually or in the aggregate with other effects or changes, would be materially adverse to the business, assets, financial condition or operating results of the Person, or on the ability of the Person, if they are a Party to this Agreement, to timely consummate the transactions contemplated hereby.
          (pp) “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
          (qq) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including, if applicable, with respect to quantity and frequency).

          (rr) “Participation Percentage” means the percentage of the aggregate Purchase Price payable to the Majority Stockholders hereunder (as holders of Series A Preferred Stock) to be received by the applicable Majority Stockholder in connection with the transactions contemplated hereby, as set forth on Schedule I hereto.
          (ss) “Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.
          (tt) “Patriarch Stockholders” means Zohar CDO 2003-1, Limited and Zohar II 2005-1, Limited.
          (uu) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other legal entity, or a governmental entity (or any department, agency, or political subdivision thereof).
          (vv) “Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) that covers any employee or former employee of the Company and with respect to which the Company or any ERISA Affiliate is or within the past six years was a sponsor or participating employer or as to which the Company or any ERISA Affiliate makes or within the past six years made contributions or is or within the past six years was required to make contributions or under which the Company or any ERISA Affiliate has any obligation or Liability (contingent or otherwise), and (ii) any employment, severance, change in control or other Contract, agreement, arrangement, plan or policy of the Company or any ERISA Affiliate (whether written or oral) providing for compensation or benefits to employees or other service providers of the Company, including, without limitation, health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, fringe benefits, profit sharing, deferred compensation, bonuses, stock options, stock appreciation, stock purchase or other forms of equity or incentive compensation, or post-employment insurance, compensation or benefits.
          (ww) “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator, arbitration panel, mediator or mediation panel.
          (xx) “Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
          (yy) “Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into among the Parties, in the form attached as Exhibit 2.11(a)(ii), with respect to any Stock Payment.
          (zz) “Representative” means, as to any Person, such Person’s stockholders, partners or members, as the case may be, directors, officers, employees, accountants, lawyers, brokers, financial advisors and any other agents or representatives of such Person or any of its Affiliates.
          (aaa) “Securities Act” means the Securities Act of 1933, as amended.
          (bbb) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
          (ccc) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat, unclaimed or abandoned property, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
          (ddd) “Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.
          (eee) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (fff) “Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide the Company with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.
          (ggg) “Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, or other indicators of identification of origin, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.
ARTICLE II
THE MERGER AND RELATED MATTERS
     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of the Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain “Sarcom, Inc.” Without limiting the generality of the foregoing, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, unless this Agreement is earlier terminated pursuant to Article X, at the offices of Morrison & Foerster LLP, located at 19900 MacArthur Blvd., Irvine, California 92612, at 10:00 a.m. (local time) on the second business day after the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of each of the conditions set forth in Article VIII, other than those conditions to be satisfied or waived at the Closing, or at such other time and place as the Parties may agree. Subject to the provisions of Article X, failure to consummate the Closing at the time and place determined pursuant to this Section 2.2 shall not result in the termination of this Agreement and shall not relieve any Party hereto of any obligation under this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date. In connection with the Closing, the Parties shall cause the Merger to be consummated by duly filing a properly executed certificate of merger in substantially the form attached hereto as Exhibit 2.2 (the “Certificate of Merger”), together with any required officers’ certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. When used in this Agreement, the term “Effective Time” shall mean the later of: (i) the date and time at which the Certificate of Merger have been accepted for filing by the Secretary of State of the State of Delaware or (ii) such later time as is provided in the Certificate of Merger. All actions to be taken at the Closing shall be deemed to occur simultaneously, and the Closing shall be deemed to have been completed at the Effective Time.

     2.3 Merger Consideration and Related Matters.
          (a) Aggregate Purchase Price. The aggregate purchase consideration payable by the Buyer in connection with the Merger (the “Purchase Price”) shall be the sum of the following:
               (i) $47,500,000, as the same may be adjusted pursuant to any applicable Net Asset Value Purchase Price Adjustment and Debt Repayment Purchase Price Adjustment, payable wholly in cash (the “Cash Payment”); plus
               (ii) $7,500,000, payable at the Buyer’s election in its sole and absolute discretion either (x) in unregistered shares of the Buyer Stock valued at the Closing Date 20-Day Trailing Average (such shares of the Buyer Stock, the “Stock Payment”), (y) in cash or (z) in any combination thereof; provided, however, that in no event shall the Stock Payment exceed five percent (5%) of the issued and outstanding common stock of the Buyer (calculated after such issuance of the Stock Payment).
Notwithstanding anything in this Section 2.3(a) to the contrary: (A) if the Stockholder Representative delivers to the Buyer a Buyer Devaluation Notice and this Agreement is not terminated pursuant to Section 10.1, the Buyer shall pay the entire Purchase Price in cash without the issuance of any Stock Payment; and (B) if the Buyer elects or is required to make the payment specified in Section 2.3(a)(ii) entirely in cash, then the amount payable pursuant to such Section 2.3(a)(ii) shall be $7,000,000 instead of $7,500,000.
          (b) Effect of the Merger on Shares of the Merger Sub and the Company. Subject to the terms and provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of Class A Voting Common Stock, Class B Non-Voting Common Stock and Series A Preferred Stock, in each case other than any Dissenting Share (which shall be treated pursuant to Section 2.5), and all shares of Merger Sub Common Stock, shall be cancelled or converted as follows, in each case aggregating all shares of each class held by each holder thereof and rounding any fractional shares held up or down to the nearest whole share:
               (i) Each share of Class A Voting Common Stock and Class B Non-Voting Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to be outstanding, and, based on the representation and warranty set forth in Section 3.2(b), no consideration shall be provided in exchange therefor.
               (ii) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:
                    A. a cash payment (rounded to the nearest cent) equal to (x) divided by (y) where: (x) equals the Cash Payment minus the Designated Stockholder Payment minus the Closing Debt Repayment Amount plus any Estimated Debt Repayment Amount and (y) equals the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time; plus

                    B. a cash payment (rounded to the nearest cent) and/or the Stock Payment (rounded to the nearest whole share), depending on and in accordance with the Buyer’s election pursuant to Section 2.3(a)(ii), equal to (x) divided by (y) where: (x) equals $7,500,000 and (y) equals the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.
               (iii) Each share of common stock, par value $0.01 per share, of the Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.
Following the Effective Time, no share of Company Common Stock or Company Preferred Stock outstanding prior to the Effective Time shall be deemed to be outstanding or to have any rights other than those set forth in this Agreement.
          (c) Other Closing Payments.
               (i) Designated Stockholder Payments. At or promptly following the Closing, the Surviving Corporation shall pay to each Person listed on Schedule II hereto the amount set forth beside such Person’s name on Schedule II in satisfaction of the “Minimum Value” under the terms of the Restructuring Agreement. The aggregate of all such amounts is referred to herein as the “Designated Stockholder Payment.” Notwithstanding anything herein to the contrary, the Designated Stockholder Payment (and the liabilities of the Company it is intended to satisfy) shall be excluded from the Closing Balance Sheet and shall not be reflected in any Net Asset Value Purchase Price Adjustment or Debt Repayment Purchase Price Adjustment (it being the intent of the Parties that the Designated Stockholder Payment shall instead be deducted from the Purchase Price payable by the Buyer to the holders of Series A Preferred Stock at the Closing pursuant to the terms hereof). Notwithstanding anything herein to the contrary, if and to the extent any Person listed on Schedule II hereto is a Dissenting Holder as of the Effective Time, the amount that would otherwise be paid to such Person pursuant to this Section 2.3(c)(i) shall be withheld by the Surviving Corporation until such Person’s rights to appraisal are finally adjudicated or otherwise determined and, as applicable, offset against amounts owed to such Person pursuant to their rights as a Dissenting Holder.
               (ii) Closing Debt Payments. At or promptly following the Closing, the Company (or, as applicable, the Surviving Corporation) shall pay to each Person identified in the Closing Payoff Letters the full amount (the aggregate sum thereof, the “Closing Debt Repayment Amount”) set forth in such applicable Closing Payoff Letters. Notwithstanding anything herein to the contrary, the Closing Debt Repayment Amount (and the liabilities of the Company it is intended to satisfy) shall be excluded from the Closing Balance Sheet and shall not be reflected in any Net Asset Value Purchase Price Adjustment or Debt Repayment Purchase Price Adjustment (it being the intent of the Parties that the Closing Debt Repayment Amount shall instead be deducted from the Purchase Price payable by the Buyer to the holders of Series A Preferred Stock at the Closing pursuant to the terms hereof).

          (d) Purchase Price Adjustments.
               (i) Net Asset Value Adjustment.
                    A. The Purchase Price shall be subject to adjustment (a “Net Asset Value Purchase Price Adjustment”), on a dollar-for-dollar basis, if and to the extent that the Company Net Asset Value as reflected on the Company’s balance sheet as of January 27, 2007 attached hereto as Exhibit 2.3(d)(i)(A) (the “January 2007 Balance Sheet”), which equals $19,615,000 (the “January 2007 Net Asset Value”), is greater or less than the Company Net Asset Value as of the Closing Date (the “Closing Net Asset Value”), as reflected on a balance sheet dated as of the Closing (the “Closing Balance Sheet”) which shall be prepared by the Surviving Corporation and delivered to the Buyer and the Stockholder Representative within thirty (30) days following the Closing. The Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the most recent audited balance sheets of the Company, and shall be subject to the reasonable review and approval of the Buyer and the Stockholder Representative before it is deemed to be finally determined. The Surviving Corporation shall prepare the Closing Balance Sheet such that it accurately reflects and quantifies both the Closing Net Asset Value and the Closing Debt Repayment Amount.
                    B. If the January 2007 Net Asset Value is less than the Closing Net Asset Value, then (i) the Purchase Price shall be increased on a dollar-for-dollar basis in an amount equal to the difference, and in satisfaction thereof (ii) the Buyer shall as soon as practicable (and in any event within three (3) business days after the final determination of the Closing Net Asset Value) wire the difference in immediately available funds to the Majority Stockholders in proportion to their respective Participation Percentages.
                    C. If the January 2007 Net Asset Value is greater than the Closing Net Asset Value, then (i) the Purchase Price shall be decreased on a dollar-for-dollar basis in an amount equal to the difference and (ii) the Buyer shall be entitled to receive as soon as practicable (and in any event within three (3) business days after the final determination of the Closing Net Asset Value) an amount equal to the difference, payable by the Majority Stockholders on a pro rata basis in proportion to the Participation Percentage of the respective Majority Stockholder, either (at the election of the applicable Majority Stockholder) (I) in Buyer Stock from the applicable Majority Stockholder, to the extent received and still owned by such Majority Stockholder, which Buyer Stock shall be valued at the average closing price of shares of the Buyer Stock on the Nasdaq Global Market for the period of twenty (20) consecutive trading days ending on the date such shares of Buyer Stock are tendered by the applicable Majority Stockholder in accordance herewith, or (II) in cash.
               (ii) Debt Repayment Adjustment. The Purchase Price shall be subject to further adjustment (a “Debt Repayment Purchase Price Adjustment”), if and to the extent that the Estimated Debt Repayment Amount is greater or less than the Actual Debt Repayment Amount, as follows:
                    A. If the Estimated Debt Repayment Amount is less than the Actual Debt Repayment Amount, then (i) the Purchase Price shall be increased on a dollar-for-dollar basis in an amount equal to the difference, and in satisfaction thereof (ii) the Buyer shall as soon as practicable (and in any event within three (3) business days after the final determination of the Actual Debt Repayment Amount) wire the difference in immediately available funds to the Majority Stockholders in proportion to their respective Participation Percentages; and
                    B. If the Estimated Debt Repayment Amount is greater than the Actual Debt Repayment Amount, then (i) the Purchase Price shall be decreased on a dollar-for-dollar basis in an amount equal to the difference and (ii) the Buyer shall be entitled to receive as soon as practicable (and in any event within three (3) business days after the final determination of the Actual Debt Repayment Amount) an amount equal to the difference, payable by the Majority Stockholders on a pro rata basis in proportion to the Participation Percentage of the respective Majority Stockholder, either (at the election of the applicable Majority Stockholder) (I) in Buyer Stock from the applicable Majority Stockholder, to the extent received and still owned by such Majority Stockholder, which Buyer Stock shall be valued at the average closing price of shares of the Buyer Stock on the Nasdaq Global Market for the period of twenty (20) consecutive trading days ending on the date such shares of Buyer Stock are tendered by the applicable Majority Stockholder in accordance herewith, or (II) in cash.
                    C. For the avoidance of doubt, any Debt that is accounted for in the Debt Repurchase Price Adjustment shall not be included in the Net Asset Value Purchase Price Adjustment.
               (iii) Disagreements Regarding the Closing Balance Sheet.
                    A. If, within five (5) business days following delivery of the Closing Balance Sheet in accordance with Section 2.3(d)(i), neither the Buyer nor the Stockholder Representative have given written notice (a “Dispute Notice”) to the other of their objection as to the preparation of or information set forth on the Closing Balance Sheet, then the Closing Balance Sheet as so delivered shall be binding and conclusive on the Parties and shall be used in computing the Net Asset Value Purchase Price Adjustment and the Debt Repayment Purchase Price Adjustment, if any. The Buyer and the Stockholder Representative may each waive such five (5) business day period by providing written notice thereof to the other party.
                    B. Upon the timely delivery of any Dispute Notice (which Dispute Notice shall state in reasonable detail the basis of the applicable party’s objection), the Buyer and the Stockholder Representative shall use commercially reasonable efforts to resolve any disputes raised by and in the Dispute Notice or in connection with the resolution thereof, and the parties shall provide any reasonably requested information to one another relating to the items under dispute. The Stockholder Representative shall have reasonable access to the corporate records and employees of the Company for such purposes. If the parties fail to fully resolve all outstanding disagreements related to the preparation of and information contained on the Closing Balance Sheet within thirty (30) days following delivery of the Dispute Notice, then the Buyer and the Stockholder Representative shall jointly select a mutually satisfactory independent auditor (who is not rendering, and who has not rendered within the past three (3) years, any services to the Company, the Majority Stockholders or the Buyer, or any of their respective Affiliates) to resolve any such remaining disagreements. If the Buyer and the Stockholder Representative fail to so select a mutually satisfactory independent auditor within five (5) business days thereafter, each of the Buyer and the Stockholder Representative shall select an independent auditor (who is not rendering, and who has not rendered within the past three (3) years, any services to the Company, the Majority Stockholders or the Buyer, or any of their respective Affiliates), and the two selected independent auditors shall jointly select a third independent auditor (who is not rendering, and who has not rendered within the past three (3) years, any services to the Company, the Majority Stockholders or the Buyer, or any of their respective Affiliates) (such independent auditor or auditors, whether selected pursuant to this sentence or the immediately preceding sentence, the “Independent Accountant”) to resolve any such remaining issues. If issues are submitted to the Independent Accountant for resolution: (i) the Parties shall each furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information related to the disputed issues as the Independent Accountant may reasonably request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any information related to the disputed issues and to discuss the issues with the Independent Accountant; and (ii) the determination by the Independent Accountant, as set forth in a written notice to be delivered to each of the parties subject to the dispute within fifteen (15) business days after submission of the disputed issues to the Independent Accountant for resolution, shall be final, binding and conclusive on the parties. The Independent Accountant shall determine the allocation between the Buyer, on one hand, and the Majority Stockholders, on the other hand, of the costs and expenses of its engagement based upon the proportion of the aggregate amounts the Independent Accountant determined to be properly disputed by a party in relation to the aggregate amounts actually disputed by such party. For example, if the aggregate amount of the Closing Balance Sheet disputed by the Majority Stockholders in the Dispute Notice is $1,000, and if the Buyer contests only $500 of the amount disputed by the Majority Stockholders, and if the Independent Accountant ultimately resolves the dispute by finding that the Buyer properly disputed $300 of the $500, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300 ÷ 500) to the Majority Stockholders (on a pro rata basis in proportion to their Participation Percentages) and 40% (i.e., 200 ÷ 500) to the Buyer.
     2.4 Treatment of Derivative Securities of the Company. No options, warrants or other derivative securities of the Company will be assumed by the Buyer or the Surviving Corporation in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall, and the Majority Stockholders shall cause the Company to, cause any and all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock to be terminated concurrently with or prior to the Closing.
     2.5 Dissenting Shares.
               (a) If any holder of Company Shares is entitled to dissent from the Merger and demand appraisal of any or all of such holder’s Company Shares under applicable law (each person electing to exercise such rights, a “Dissenting Holder”), any Company Shares held by a Dissenting Holder as to which appraisal has been so demanded in accordance with applicable law (“Dissenting Shares”) shall not be exchanged as described in Section 2.3(b), but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided, however, that Dissenting Shares held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares, in either case pursuant to applicable law, shall not be deemed Dissenting Shares, but shall be deemed to be, as of the Effective Time, either cancelled or converted into the right to receive the consideration, if any, otherwise payable to such holder in accordance with this Agreement.
          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares in connection with this Agreement and the transactions contemplated hereby, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments received by the Company which relate to any such demand for appraisal, and (ii) a reasonable opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands or potential demands for appraisal.
     2.6 Procedures for Exchange of Shares.
          (a) Immediately after the Effective Time, each holder of certificates that immediately prior to the Effective Time represented Company Shares shall surrender to the Buyer any such certificates for cancellation and/or exchange in accordance with the terms hereof (subject to Section 2.6(c) below).
          (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates representing Company Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (c) In the event that any certificate that immediately prior to the Effective Time represented Company Shares shall have been lost, stolen or destroyed, the Buyer will issue or cause to be issued certificates representing Buyer Stock, if any, in exchange for such lost, stolen or destroyed certificate in accordance with the terms and provisions of this Agreement in respect of properly presented certificates formerly representing Company Shares; provided, however, that the Buyer may, in its reasonable discretion, and as a condition precedent to the issuance thereof, require the holder to provide the Buyer a bond in such sum as it may reasonably direct as indemnity, or such other form of indemnity as it shall reasonably direct, against any claim that may be made against the Buyer or the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
          (d) If any certificate representing Buyer Stock is to be issued in a name other than that in which the certificate representing Series A Preferred Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Buyer any transfer or other Taxes required by reason of the issuance of certificates representing Buyer Stock for such securities in a name other than that of the registered holder of the Series A Preferred Stock certificate surrendered, or (ii) establish to the reasonable satisfaction of the Buyer that such Taxes have been paid or are not applicable.
          (e) Notwithstanding anything herein to the contrary, neither the Buyer nor any other Party hereto shall be liable to any holder of Company Shares immediately prior to the

Effective Time for any amount properly delivered to a Governmental Entity pursuant to applicable abandoned property, escheat or similar Laws.
          (f) The shares of Buyer Stock, if any, issued in connection with this Agreement and the transactions contemplated hereby will be issued by the Buyer without registration under the Securities Act and without qualification and/or registration under applicable state securities laws, and such shares cannot thereafter be resold, transferred, or otherwise disposed of without registration and/or qualification under the Securities Act and applicable state securities laws unless the sale or other disposition is made in compliance with exemptions from such registration and qualification requirements.
          (g) The payment of the Purchase Price paid in respect of the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares.
     2.7 Tax Withholding. Notwithstanding anything in Section 2.3 to the contrary, any amounts otherwise required to be paid under Section 2.3 to any Management Stockholder shall be net of any applicable federal, state, local or other income or employment tax withholding obligation arising as a result of the consummation of the transactions contemplated by this Agreement with respect to such Management Stockholder (“Purchase Price Withholding Amounts”). An amount equal to the Purchase Price Withholding Amounts in respect of required Tax withholding on compensation for services deemed paid by the Company as a result of the consummation of such transactions, shall be paid directly by the Buyer to the Company at the Closing and shall be deemed to satisfy, in full, an equal amount of the Purchase Price that would otherwise have been due and payable to such Management Stockholder by the Buyer pursuant to Section 2.3. The Company shall deliver to the Buyer no later than five (5) business days prior to the Closing a true and complete list of all Purchase Price Withholding Amounts in respect of employment tax withholding on compensation for services deemed paid by the Company as a result of the consummation of the transactions contemplated by this Agreement, accompanied by reasonably detailed backup documentation, in form and substance reasonably satisfactory to the Buyer; provided, however, that if the Company fails to deliver such information in accordance herewith then the Purchase Price Withholding Amounts shall be calculated based on the maximum statutory withholding rates. Notwithstanding the foregoing, no Purchase Price Withholding Amount made by the Buyer in accordance herewith shall relieve any Party hereto of its obligations hereunder with respect to Taxes or otherwise.
     2.8 Supplementary Action. If at any time after the Effective Time any further assignments or assurances in law or any other things or actions are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or the Merger Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company and the Merger Sub, in the name of and on behalf of either the Company or the Merger Sub, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     2.9 Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A to the Certificate of Merger until thereafter amended as provided by the DGCL and such certificate of incorporation, as so amended and restated.
          (b) At the Effective Time, the bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.
     2.10 Directors and Officers of the Surviving Corporation. The directors of the Company and the officers specified in Section 2.11(a)(ix) shall resign effective as of the Effective Time. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
     2.11 Closing Deliveries.
          (a) Company and Majority Stockholder Deliveries. At or prior to the Closing, the Company and the Majority Stockholders shall deliver or cause to be delivered to the Buyer:
               (i) Share Certificates. Certificates representing all outstanding shares of Series A Preferred Stock, free and clear of any Encumbrance.
               (ii) Registration Rights Agreement. The Registration Rights Agreement, in the form attached hereto as Exhibit 2.11(a)(ii), duly executed by each Majority Stockholder, if the Buyer elects to make the Stock Payment pursuant to Section 2.3(a)(ii).
               (iii) Legal Opinion. Opinions of counsel to the Company and the Patriarch Stockholders, in each case substantially in the form attached hereto as Exhibit 2.11(a)(iii).
               (iv) Payment of Designated Stockholder Payment. A complete and accurate list of the name and address, as reflected in the Company’s books and records, of each Person that is entitled to a portion of the Designated Stockholder Payment.
               (v) W-8 or W-9. A completed IRS Form W-8 or W-9 for each Majority Stockholder, as applicable.
               (vi) FIRPTA. The Company shall, prior to the Closing Date, provide Buyer with a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, which states that shares of Company capital stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying the Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for the Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Company.
               (vii) Releases. Releases in the form attached hereto as Exhibit 2.11(a)(vii), duly executed by each Majority Stockholder and by Patriarch Partners Agency Services, LLC.
               (viii) Director Resignations. Written resignations of each member of the Company’s board of directors, in a form reasonably satisfactory to the Buyer.
               (ix) Officer Resignations. Written resignations of the Company’s (A) Chairman and Chief Executive Officer and (B) President and Chief Financial Officer, from all positions held by such Persons with the Company and evidence that all obligations (including, without limitation, all salary, bonuses, accrued vacation, commissions or other legal or contractual obligations) due and owing by the Company or its Affiliates, or that may become due and owing by the Company or its Affiliates, to such Persons (as a result of, or in connection with, the transactions contemplated hereby or otherwise) have been terminated or satisfied in full, in each case in forms reasonably satisfactory to the Buyer. The Buyer shall also receive reasonably satisfactory evidence (i) of the termination of that certain Independent Contractor Agreement, dated February 25, 2007, by and between the Company and Robert F. Angart & Company and (ii) that all obligations due and owing by the Company or its Affiliates, or that may become due and owing by the Company or its Affiliates, thereunder have been terminated or satisfied in full. Nothing in this provision shall limit such officers’ rights to indemnification from the Company under the Company’s organizational documents in such officer’s capacity as a director of officer of the Company (subject to Section 9.2(g) hereof).
               (x) Non-Competition Agreements. Each of Charles E. Sweet and Robert F. Angart (and Robert F. Angart & Company) shall execute and deliver to the Buyer a Noncompetition and Nonsolicitation Agreement in the form attached hereto as Exhibit 2.11(a)(x).
               (xi) Consents and Approvals. Copies of all notices to and permits, consents or approvals of third parties or Governmental Entities, the providing or granting of which are necessary for the consummation of the transactions contemplated hereby by the Majority Stockholders or the Company, or for preventing the termination or impairment (or potential termination or impairment) of any material right, privilege, license, permit, certificate, agreement or Contract of the Company upon the consummation of the transactions contemplated hereby.
               (xii) Landlord Estoppels. Duly executed (i) estoppel certificates, in form and content reasonably satisfactory to the Buyer, from all landlords, licensors and sublessors under each lease or sublease applicable to the Real Property, and (ii) consents, in form and content reasonably satisfactory to the Buyer, from the landlord of each facility in which the Company’s inventory is located as of the Closing, permitting (subject to customary terms and conditions) the Buyer’s senior secured lender access to such facility for purposes of executing on its security interest in such inventory after the Closing.
               (xiii) Good Standing Certificate. A good standing certificate for the Company issued by the Secretary of State of the State of Delaware, dated as of a date no more than three (3) business days prior to the Closing Date.
               (xiv) Wire Instructions. Wire transfer instructions for each Majority Stockholder with respect to cash payments entitled to be received by such Majority Stockholder pursuant to Section 2.3(b), which wire transfer instructions shall be delivered to the Buyer at least two (2) business days prior to the Closing Date.
               (xv) Auditor Consents. The consent and certification of an independent registered public accounting firm with respect to the Audited Financial Statements, as well as any updated consents and certifications, as may be reasonably necessary in the Buyer’s discretion in order for the Buyer to comply with applicable Law, including any Laws which may require audited financial statement disclosure related to the Company following the Closing if the Company would be deemed (in the Buyer’s discretion) a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of the Buyer upon the Closing.
               (xvi) Compliance Certificates. The certificates required by Section 8.1(a), (b)(i) and (b)(ii).
               (xvii) Certificate of Merger. The Certificate of Merger, duly executed by the Company.
               (xviii) Purchase Price Withholding Amounts. A true and complete list of all required Purchase Price Withholding Amounts, which list shall have been delivered to the Buyer at least five (5) business days prior to the Closing and shall be in form and substance reasonably satisfactory to the Buyer.
               (xix) Certified Stock Ledger. A true and complete copy of the Company’s stock ledger, reflecting all transfers of record through the date thereof with respect to each class of Company’s outstanding and formerly-outstanding capital stock, certified by the Secretary of the Company.
               (xx) Termination of LLC Interest. Evidence reasonably satisfactory to the Buyer that the Company’s equity interest in TopNoggin, LLC, an Ohio limited liability company, has been fully liquidated or otherwise terminated and all liabilities of the Company with respect thereto, if any, have been satisfied in full.
               (xxi) Other Documents. Such additional certificates, documents, information and materials as the Buyer may reasonably request.
          (b) Buyer Deliveries. At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Majority Stockholders:

               (i) Closing Payments. The payments specified in Section 2.3(b), including certificates representing any Stock Payment, free and clear of any Encumbrance, in the names of each applicable Majority Stockholder in accordance with the terms hereof.
               (ii) Registration Rights Agreement. The Registration Rights Agreement, duly executed by the Buyer, if the Buyer elects to make the Stock Payment pursuant to Section 2.3(a)(ii).
               (iii) Consents and Approvals. Copies of all notices to and permits, consents or approvals of third parties or Governmental Entities, the providing or granting of which are necessary for the consummation of the transactions contemplated hereby by the Buyer.
               (iv) Compliance Certificate. The certificates required by Section 8.2(a) and (b)(i).
               (v) Releases. A release in the form attached hereto as Exhibit 2.11(a)(vii) with respect to each Majority Stockholder and Patriarch Partners Agency Services, LLC, duly executed by the Buyer.
               (vi) Certificate of Merger. The Certificate of Merger, duly executed by the Merger Sub.
               (vii) Other Documents. Such additional certificates, documents, information and materials as the Stockholder Representative may reasonably request.
     2.12 Stockholder Representative.
          (a) Each Majority Stockholder hereby designates Patriarch Partners Agency Services, LLC (the “Stockholder Representative”) to represent the interests of and take action for and on behalf of such Majority Stockholder individually and the Majority Stockholders collectively in giving consents and approvals hereunder and making those determinations hereunder that are specifically reserved to the Stockholder Representative by the terms hereof, consummating or causing to be consummated the transactions contemplated by this Agreement, executing and delivering on behalf of each Majority Stockholder any amendment or waiver under this Agreement, and doing each and every act and exercising any and all other rights which such Majority Stockholder or Majority Stockholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executive and performed in connection herewith. The Stockholder Representative hereby agrees to act upon the express conditions contained herein. If the Person serving as the Stockholder Representative ceases to serve in the capacity of the Stockholder Representative, for any reason, the Majority Stockholders collectively shall promptly (and in any event within ten (10) business days) appoint a successor Stockholder Representative and shall promptly (and in any event within two (2) business days thereof) provide written notice of such appointment to the Buyer. The Stockholder Representative may resign at any time upon written notice delivered to the Majority Stockholders and the Buyer or assign any and all of its rights and obligations hereunder as Stockholder Representative to any of its Affiliates upon written notice delivered to the Majority Stockholders and the Buyer, and the Stockholder Representative may be removed at any time by the Majority Stockholders holding a majority of the Company Shares held by such

Majority Stockholders at such time (or immediately prior to the Closing if such time is after the Closing) upon written notice delivered to the Stockholder Representative and the Buyer, and the concurrent appointment of a successor Stockholder Representative by such holders. The Stockholder Representative may execute any of its duties hereunder by or through third parties, agents, employees or attorneys in fact without the consent of the Majority Stockholders and shall be entitled to advice of counsel concerning all matters pertaining to such duties.
          (b) Each of the Majority Stockholders hereby agrees that any action taken on behalf of the Majority Stockholders to enforce the rights of the Majority Stockholders under this Agreement, and any action taken with respect to any indemnification claim pursuant to Article IX (including any action taken to object to, defend, compromise or agree to the payment of such claim), shall be effective if approved in writing by the Stockholder Representative, and that each and every such action so taken shall be binding and conclusive on every Majority Stockholder, whether or not such Majority Stockholder had notice of, or approved, such action.
          (c) Notwithstanding anything in this Section 2.12 to the contrary, the Stockholder Representative agrees with each of the Management Stockholders that it will not, without the written consent of Management Stockholders holding at least a majority of the aggregate Participation Percentages of the Management Stockholders collectively, approve any amendment or waiver under this Agreement as such amendment or waiver applies to any such Management Stockholders; provided, however, that any such amendment or waiver duly consented to by the Management Stockholders pursuant to the terms hereof and approved by the Stockholder Representative in accordance herewith shall be binding and conclusive on every such Management Stockholder, whether or not such Management Stockholder had notice of, or approved, such amendment or waiver.
          (d) A decision, act, consent or instruction of the Stockholder Representative in accordance herewith shall constitute a decision of each and all of the Majority Stockholders, and shall be final, binding and conclusive upon each of the Majority Stockholders. The Buyer and the Company shall be entitled to rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and all of the Majority Stockholders. The Buyer and the Company are relieved from any Liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative made in accordance herewith. Although the Stockholder Representative shall not be obligated to obtain instructions from the Majority Stockholders prior to any decision, act, consent or instruction except as specifically set forth herein, if, and to the extent that, the Stockholder Representative receives any written instructions from the Majority Stockholders collectively holding a majority of the aggregate Participation Percentages of all the Majority Stockholders, the Stockholder Representative shall comply with such instructions.
          (e) The Stockholder Representative may, in all questions arising under or related to this Agreement, rely upon any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Persons and may rely on the advice of counsel or any other advisor, and shall not be liable to the Majority Stockholders or any other Person for any action taken or not taken, or any decision made or not made, by the Stockholder Representative in its capacity as the Stockholder Representative, in the absence of such Stockholder Representative’s willful misconduct, fraud or gross negligence. In performing its functions and duties hereunder, the Stockholder Representative shall act solely as an agent of the Majority Stockholders and does not assume any obligation or relationship of agency or trust with the Buyer. Each Majority Stockholder severally agrees to indemnify the Stockholder Representative and its Affiliates for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be asserted against the Stockholder Representative or its Affiliates in exercising its powers, rights and remedies or performing its duties as the Stockholder Representative hereunder. The Majority Stockholders shall pay (or reimburse the Stockholder Representative for), on a pro rata basis in accordance with their respective Participation Percentage, the reasonable fees and expenses of any counsel or other advisors retained by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE MAJORITY STOCKHOLDERS
     Except as set forth on the disclosure schedule jointly delivered by the Company and the Majority Stockholders to the Buyer and the Merger Sub on the date hereof (the “Company Disclosure Schedule”), which sets forth with particularity any and all exceptions to the representations and warranties contained in this Article III and in Article IV and also contains certain matters required to be disclosed pursuant to this Agreement, which exceptions and disclosures correspond to the numbered and lettered sections hereof, the Company and each of the Majority Stockholders jointly and severally represent and warrant to the Buyer and the Merger Sub as set forth in this Article III. The Company Disclosure Schedule is attached as Annex I hereto.
     3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it, except where the failure to have such power or authority or licenses, permits and authorizations could not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.1 of the Company Disclosure Schedule lists each of the directors and officers of the Company as of the date hereof. The Company has made available to the Buyer correct and complete copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects and have been made available to the Buyer. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws as in effect on the date hereof.

     3.2 Capitalization.
          (a) The entire authorized capital stock of the Company consists of 10,100,000 shares, of which 10,000,000 shares are designated Common Stock, $0.01 par value per share (the “Company Common Stock”), and 100,000 shares are designated Preferred Stock, $0.01 par value per share (the “Company Preferred Stock,” and with the Company Common Stock, the “Company Shares”). Of the authorized shares of Company Common Stock, 9,000,000 of such shares are designated Class A Voting Common Stock, $0.01 par value per share (the “Class A Voting Common Stock”), and 1,000,000 of such shares are designated as Class B Non-Voting Common Stock, $0.01 par value per share (the “Class B Non-Voting Common Stock”). 40,000 shares of the authorized Company Preferred Stock are designated Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”). The only Company Shares that are outstanding are 5,591,404 shares of Class A Voting Common Stock and 40,000 shares of Series A Preferred Stock. No Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record (in the number and class of shares) by the respective Persons as set forth on Schedule I hereto. Except as disclosed in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as disclosed in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.
          (b) The Purchase Price is insufficient to permit the payment of cash consideration to the holders of outstanding Series A Preferred Stock in an amount equal to such holders’ aggregate liquidation preference and accumulated but unpaid dividends attributable to such shares of Series A Preferred Stock pursuant to the Company’s certificate of incorporation, and is insufficient to permit the payment of any cash consideration to the holders of Class A Voting Common Stock or Class B Non-Voting Common Stock pursuant to the Company’s certificate of incorporation after such liquidation and dividend payments due and payable to the holders of outstanding Series A Preferred Stock.
     3.3 Authority; No Conflicts; Consent.
          (a) The Company has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of the other Parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and following receipt of the Stockholder Consent, no other corporate proceedings on the part of the Company are or will be necessary to authorize and approve this Agreement or to authorize and consummate the transactions contemplated hereby. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Voting Common Stock is the only vote of any class or series of the Company’s capital stock needed to authorize and approve this Agreement or to authorize and consummate the transactions contemplated hereby. The affirmative vote or written consent of the holders of a majority of the outstanding shares of each class of Company Shares is the only vote of any class or series of the Company’s capital stock needed to authorize and approve the adoption of the Company’s amended and restated certificate of incorporation as set forth in the Certificate of Merger in accordance with Section 2.9(a).
          (b) Except (i) as set forth in Section 3.3(b)(i) of the Company Disclosure Schedule, (ii) as may be required under the Hart-Scott-Rodino Act, (iii) for the filing of the Certificate of Merger in the State of Delaware, and (iv) as have been obtained or made, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. Section 3.3(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all material permits, licenses, approvals, certifications (including vendor certifications) and similar arrangements necessary for the continued operation of the Company’s business as presently conducted.
          (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby (subject to the prior receipt of the Stockholder Consent), will (i) conflict with, or result in any violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any material obligation or the loss of any material property, right or benefit under, or the creation of a Lien on any material assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) of the Company under, (A) the certificate of incorporation or bylaws of the Company, (B) any Material Contract or (C) any Law applicable to Company or its properties or assets, or (ii) create an Encumbrance on any of the capital stock of the Company.
     3.4 Brokers. The Company has not retained, and has no Liability or obligation to pay any fees, commissions or other payments to, any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for Mesirow Financial, Inc.
     3.5 Books and Records. The accounting books and records, minute books, stock record books, and other books and records of the Company have been made available to the Buyer. Such books and records as made available to the Buyer are true and complete in all material respects. At the Closing, all books and records (including any originals thereof) of the Company and each of its predecessors and former Subsidiaries will be in the Company’s possession.
     3.6 Subsidiaries. The Company has no direct or indirect Subsidiaries. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company does not own (of record or beneficially) any stock, partnership interests, limited liability company interests, joint venture interests or other equity interests in any other Person.
     3.7 Financial Statements. Attached hereto as Exhibit 3.7 are the following financial statements (collectively, including the notes thereto, the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, and cash flow as of and for each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 (the “Most Recent Fiscal Year End”) for the Company (collectively, including the notes thereto, the “Audited Financial Statements”); and (ii) unaudited consolidated balance sheets and statements of income and cash flow (the “Most Recent Financial Statements”) as of and for the six (6) months ended June 30, 2007 (the “Most Recent Fiscal Month End”) for the Company. The Financial Statements have been prepared in accordance with GAAP applied in accordance with past practice (except that the Most Recent Financial Statements may not contain footnotes and are subject to normal year-end adjustments), present fairly, the consolidated financial condition of the Company as of such dates and the consolidated results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent, in all material respects, with the books and records of the Company. During the periods covered by the Financial Statements and since the Most Recent Fiscal Year End, there has been no material change in the Company’s accounting policies. The Company does not have any off-balance sheet financing arrangements. Since December 31, 2004, the Company’s accounting firm has not informed the Company that it has any material challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has made available to the Buyer copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company.
     3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since June 30, 2007:
          (a) there has not been any Material Adverse Effect with respect to the Company and no event has occurred, and no circumstance exists, that could reasonably be expected to result in a Material Adverse Effect with respect to the Company;
          (b) the Company has not sold, leased, transferred, or assigned any of its assets (tangible or intangible) other than in the Ordinary Course of Business;
          (c) the Company has not entered into any Contract (or series of related Contracts) involving more than $100,000 (other than purchase orders involving less than $300,000) or outside the Ordinary Course of Business;
          (d) no party (including the Company) has accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $100,000 to which the Company is a party or by which it or any of its assets are bound;
          (e) the Company has not imposed, or suffered the imposition by any third party of, any Liens upon any of its assets;

          (f) the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 individually, $100,000 in the aggregate, or outside the Ordinary Course of Business;
          (g) the Company has not made any investment in, any loan to, or any acquisition of the securities or assets of, any other Person;
          (h) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 individually or $100,000 in the aggregate;
          (i) the Company has not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;
          (j) the Company has not delayed, postponed or reduced the level of its sales or marketing efforts, or the level of resources devoted thereto, outside the Ordinary Course of Business;
          (k) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $50,000 individually or $100,000 in the aggregate;
          (l) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (m) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;
          (n) the Company has not issued, sold, or otherwise disposed of any of its capital stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other securities;
          (o) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (p) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its assets;
          (q) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees or other Affiliates;
          (r) the Company has not entered into any employment Contract or collective bargaining agreement or modified the terms of any such Contract or collective bargaining agreement;

          (s) the Company has not granted any increase in the base or other compensation of any of its directors or officers, and the Company has not granted any increase in the base or other compensation of any other employees or independent contractors outside the Ordinary Course of Business;
          (t) the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other Plan, Contract, or commitment for the benefit of any of its directors, officers, employees or independent contractors (or taken any such action with respect to the foregoing);
          (u) the Company has not made any other change in employment or engagement terms for any of its directors, officers, employees and independent contractors outside the Ordinary Course of Business; and
          (v) the Company has not committed to or agreed to do any of the foregoing.
     3.9 Undisclosed Liabilities. The Company has no Liability except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business that do not, individually or in the aggregate, exceed $100,000.
     3.10 Legal Compliance. The Company has complied, and is in compliance, in all material respects with all applicable Laws, and except as set forth on Section 3.10 of the Company Disclosure Schedule, no action, suit, Proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.
     3.11 Taxes.
          (a) All references in this Section 3.11 to the Company shall include Sarcom Desktop Solutions, Inc., Sarcom Desktop Solutions, LLC, Sarcom Enterprise Educational Services, Inc., and Sarcom Enterprise Educational Services, LLC.
          (b) The Company has timely filed with the appropriate Governmental Entity all federal and other material Tax Returns required to be filed by it. All Tax Returns filed by the Company are complete and accurate in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been fully paid, or are being contested in good faith through appropriate proceedings and adequate reserves therefor have been established in the Most Recent Financial Statements.
          (c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there are no pending, ongoing or, to the Knowledge of the Company, threatened audits, assessments or other actions or claims for or relating to any Liability for Taxes of the Company, and there are no matters under discussion with any Governmental Entity with respect to Taxes of the Company or known to any of the Majority Stockholders or the Company with respect to Taxes. Section 3.11(c) of the Company Disclosure Schedule identifies all Tax Returns or Tax Periods of the Company that have been audited by the relevant Governmental Entity since January 1, 2000. The Company has made available to the Buyer complete and accurate copies of all filed federal income and other material Tax Returns of the Company relating to all Tax Periods ending after January 1, 2003, and all other Tax Returns requested by the Buyer to be made available, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to Taxes of the Company for taxable periods beginning on or after January 1, 2000. The Company has not agreed to any waiver of any statute of limitations in respect of Taxes which remains in effect, or agreed to (or become the beneficiary of) any extension of time with respect to a Tax assessment or deficiency which remains in effect, nor has any request been made in writing (or otherwise to the Knowledge of the Company) for any such extension or waiver. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Governmental Entity and is currently in force.
          (d) There are no Liens with respect to Taxes on the property or assets of the Company.
          (e) The Company has not (i) agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (ii) made an election to treat any of its assets as owned by another Person for Tax purposes under former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or (iii) made any of the foregoing elections, and is not required to apply any of the foregoing rules under any comparable Law regarding Taxes.
          (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, there are no tax-sharing, indemnity, allocation or similar agreements or arrangements in effect with respect to or involving the Company, and, immediately after the Closing Date, the Company shall not be bound by any such tax-sharing, indemnity, allocation or similar agreements or arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.
          (g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, the Company is not and has never been a member of an Affiliated Group filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes, other than an Affiliated Group of which Sarcom, Inc. was at all times the common parent. Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, the Company has no Liability by Contract or otherwise for the Taxes of any other Person, including without limitation (i) under Treasury Regulations Section 1.1502-6 (or any similar Laws), or (ii) as a transferee or successor.
          (h) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (i) Except as disclosed in Section 3.11(i) of the Company Disclosure Schedule, the Company (i) is not and has never been since January 1, 2002 a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) is not and has never been since January 1, 2002 an owner of an interest in a single member limited liability company which is treated as a disregarded entity, (iii) is not and has never been a “United States shareholder” (within the meaning of section 951 of the Code) of a “controlled foreign corporation” as defined in Section 957 of the Code, (iv) is not and has never been a “personal holding company” as defined in Section 542 of the Code, and (v) is not and has never been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
          (j) None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(j), 163(l) or 279 of the Code.
          (k) The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be reported in a disclosure statement pursuant to Treasury Regulations Section 1.6011-4(a)(or under any similar provision of Law). No Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.
          (l) The Company has not distributed the stock of any corporation in a transaction reported on any Tax Return as satisfying the requirements of Section 355 of the Code, and the stock of the Company has not been distributed in a transaction reported on any Tax Return as satisfying the requirements of Section 355 of the Code.
          (m) Since the Most Recent Fiscal Year End, the Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a Tax Period (or portion thereof) ending on or before the Closing Date to a Tax Period (or portion thereof) beginning after the Closing Date. The Company has no deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on its Most Recent Financial Statements, as a result of any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19), (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.
     3.12 Title to Properties and Assets; Encumbrances; Condition and Sufficiency of Assets.
          (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list by address of all real property leased or operated by the Company (collectively, the “Real Property”). The Company does not own, and has not owned, any real property. True and complete copies of all leases and subleases (including all amendments, extensions, modifications, renewals and guarantees thereof or with respect thereto), and all other Contracts, with respect to the Real Property (collectively, the “Realty Leases”) have been made available to the Buyer. No litigation, condemnation, expropriation, eminent domain or similar Proceeding affecting all or any material portion of any Real Property is pending or, to the Knowledge of the Company, threatened. There are no oral agreements or arrangements between the Company and any other party with respect to any Real Property. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, no option to extend, renew or purchase with respect to any Real Property and which will take effect on or after the date hereof has been exercised. Other than the Realty Leases, no guaranty or other undertaking with respect to the performance of any obligation arising under any agreement or document related to the Real Property has been delivered or made by the Company. The Real Property includes all real property necessary to conduct the business and operations of the Company in the manner currently conducted. All buildings, structures, fixtures, building systems and equipment included in the Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the Company’s business in the manner currently conducted.
          (b) The Company is in compliance with each Realty Lease in all material respects and, to the Knowledge of the Company, holds a valid leasehold interest in the Real Property subject thereto free of any Liens.
          (c) With respect to each Realty Lease, (i) such Realty Lease is legal, valid, binding, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the Real Property subject to such Realty Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Realty Lease; (iii) neither the Company, nor to the Knowledge of the Company any other party to the Realty Lease, is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such Realty Lease; and (iv) except with respect to the Debt to be repaid at the Closing, the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Realty Lease.
          (d) The Company owns all of the material properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company or the audited balance sheets as of the Most Recent Fiscal Year End (except for assets held under capitalized leases and personal property sold since the Most Recent Fiscal Year End in the Ordinary Course of Business), and all of the material properties and assets purchased or otherwise acquired by the Company since the Most Recent Fiscal Year End (except for personal property acquired and sold since the Most Recent Fiscal Year End in the Ordinary Course of Business). All material properties and assets reflected in the balance sheets for the Most Recent Fiscal Month End are free and clear of all Liens.
          (e) All tangible assets of the Company are in good operating condition and repair (ordinary wear and tear excepted), are adequate for the uses to which they are being put and sufficient for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as it is currently conducted.
          (f) Section 3.12(f) of the Company Disclosure Schedule sets forth a true and correct list of (i) all Liens and Encumbrances on the assets and capital stock of the Company and (ii) all guarantees by the Company of the Liabilities (including indebtedness) of any other Person.

     3.13 Intellectual Property.
          (a) Section 3.13(a) of the Company Disclosure Schedule lists all material Company Intellectual Property, specifying in each case whether such Company Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company or any of its Subsidiaries, including all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company (the “Company Registered Intellectual Property Rights”) and the known status of any actions (including payment of fees) that must be taken within 120 days of the date hereof with respect to the registration or maintenance of such Company Registered Intellectual Property Rights.
          (b) Each item of Company Intellectual Property required to be listed in Section 3.13(a) of the Company Disclosure Schedule is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business.
          (c) The Company Intellectual Property listed in Section 3.13(a) of the Company Disclosure Schedule constitutes all the material Intellectual Property Rights used in or necessary to the conduct of the Company’s business as it is currently conducted.
          (d) The Company owns or has the right to use each item of Company Intellectual Property required to be listed in Section 3.13(a) of the Company Disclosure Schedule in the manner currently used by the Company.
          (e) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property required to be listed in Section 3.13(a) of the Company Disclosure Schedule to any Person. The Company has no Knowledge of any facts, circumstances or information that could be expected to materially and adversely affect or impede the ability of the Company to use any Company Intellectual Property required to be listed in Section 3.13(a) of the Company Disclosure Schedule in the conduct of its business as it is currently conducted.
          (f) All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights, except where such failures to do so, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.
          (g) The Company has taken commercially reasonable and customary actions to maintain and protect (i) the Company’s Intellectual Property, and (ii) the secrecy, confidentiality, value and the Company’s rights in the Confidential Information and Trade Secrets of the Company and those provided by any Person to the Company that the Company is contractually obligated to keep confidential, including by having and enforcing a policy requiring all current and former employees, consultants and independent contractors of the

Company to execute appropriate and commercially reasonable confidentiality agreements. The Company has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Company’s business as currently conducted that could reasonably be expected to have a Material Adverse Effect on the Company.
          (h) The Company’s business as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person in any material respect and, to the Knowledge of the Company, does not infringe or misappropriate any Intellectual Property Rights of any Person in any respect. The Company has not received any written notice or claim from any Person: (A) asserting any ownership interest in any Company Intellectual Property owned by the Company and required to be listed in Section 3.13(a) of the Company Disclosure Schedule; or (B) of any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure by the Company of any third party’s Intellectual Property Right or violation of any material right of any Person (including, without limitation, any right to privacy or publicity), or violation of any unfair competition or trade practice law by the Company or any aspect of its business as currently conducted. To the Knowledge of the Company, no Person is violating, infringing or misappropriating any Company Intellectual Property required to be listed in Section 3.13(a) of the Company Disclosure Schedule.
          (i) No Company Intellectual Property required to be listed in Section 3.13(a) of the Company Disclosure Schedule is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on the Company.
          (j) The Company is not in material breach of, nor has the Company failed to perform in any material respect under, any Contract related to or affecting material Intellectual Property Rights used or held for use in connection with the Company’s business as currently conducted and, to the Knowledge of the Company, no other party to any such Contract is in material breach thereof or has failed to perform in any material respect thereunder.
     3.14 Inventory. All of the items in the Company’s inventory are (i) valued on the Financial Statements at the lower of cost or market value, on a first-in, first-out basis in accordance with GAAP applied in accordance with past practice; (ii) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the Ordinary Course of Business; (iii) free of known defects and damage; and (iv) in quantities adequate and not excessive in relation to the circumstances of the Company’s business and in accordance with the Company’s past inventory stocking practices. All of the items in the Company’s inventory meet the Company’s current standards and specifications in all material respects.
     3.15 Material Contracts.
          (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of any and all of the following Contracts to which the Company is a party or by which the Company or any of its assets is bound (with each such Contract specifically identified with its formal title, date of effectiveness and execution, a listing of the parties thereto, and a list of any and all amendments thereof) as of the date of this Agreement (each such Contract required to be listed therein, as well as any additional Contract entered into on or after the date hereof which would have been required to be listed on Section 3.25(a) of the Company Disclosure Schedule had it been entered into before the date hereof, a “Material Contract”):
               (i) all employment or other Contracts (or series of related Contracts) entered into with any officer, director, employee or independent contractor of the Company, in each case involving compensation in excess of $100,000;
               (ii) all Contracts (or series of related Contracts) under which the Company has any outstanding indebtedness, has any obligation or Liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or Liability, in each case in an amount greater than $100,000;
               (iii) all bonds or agreements (or series of related bonds or agreements), of guarantee or indemnification under which the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) or Liability or another party, in each case in an individual amount or potential amount greater than $100,000;
               (iv) all partnership or joint venture Contracts;
               (v) all Contracts relating to acquisitions or dispositions of any business or portion thereof (other than this Agreement), whether by merger, business combination, stock purchase, disposition of assets, consolidation or otherwise;
               (vi) all Contracts (or series of related Contracts) creating any obligation or commitment to purchase goods, materials or services, in each case involving more than $100,000 annually;
               (vii) all bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation or other employee benefit agreements, trusts, Plans, funds or other arrangements for the benefit or welfare of any director, officer, employee or independent contractor of the Company;
               (viii) all leases related to real or personal property which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty, in each case involving annual rental payments greater than $100,000;
               (ix) all Contracts, together with any modification thereof or subsequent agreement related thereto, pursuant to which the Company has licensed from, or to, a third party any Intellectual Property Rights, but excluding any off the shelf or standard licenses, including software license and domain name agreements;
               (x) all management, consulting, subcontractor, retainer or other similar types of Contracts (other than employment Contracts), or series of related Contracts, under which services are provided by any Person to the Company in each case involving payments in excess of $100,000 per annum;

               (xi) all Contracts containing covenants limiting, in any material respect, the freedom of the Company to conduct business in any area, territory or line of business, to buy or sell particular goods or services, to buy or sell goods or services from any other Person or to solicit customers, employees or other service providers;
               (xii) all Contracts containing change of control or similar provisions, which permit the termination thereof, or under which obligations of the Company pursuant to such Contracts are triggered or increased, upon or in connection with the consummation of the transactions contemplated by this Agreement;
               (xiii) all Contracts under which any of the benefits to any party thereto (other than the Company) will be increased, or the vesting of the benefits to any party thereto (other than the Company) will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any benefits to any party thereto (other than the Company) will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (xiv) all Contracts with any Person required to be listed on Section 3.25(a) or (b) of the Company Disclosure Schedule;
               (xv) all Contracts that obligate the Company to indemnify a third party, other than such Contracts that were made in the Ordinary Course of Business; and
               (xvi) all other Contracts (or series of related Contracts) not discussed above, the loss or termination of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule, (i) each Material Contract is valid and binding upon the Company (and, to the Knowledge of the Company, on all other parties thereto), in accordance with its terms and is in full force and effect, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and to general equity principles, (ii) the Company has in all respects performed all obligations required to be performed by it as of the date hereof under each Material Contract and, to the Knowledge of the Company, each other party to each Material Contract has in all respects performed all obligations required to be performed by it under such Material Contract, and (iii) no event has occurred with respect to the Company which, with notice or lapse of time or both, could reasonably be expected to constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any Material Contract, except for such failures to perform, breaches, violations, defaults or events referred to in clauses (ii) or (iii), alone or in the aggregate with other such failures to perform, breaches, violations, defaults or events referred to in clauses (ii) or (iii), could not be reasonably expected to have a Material Adverse Effect on the Company. The Company has made available to the Buyer a true and complete copy of each Material Contract (as amended to date), and a written summary setting forth the terms and conditions of each oral Material Contract, required to be listed in Section 3.15(a) of the Company Disclosure Schedule.

     3.16 Accounts Receivable. Taking into account the reserves for uncollectible accounts set forth in the Most Recent Financial Statements, all of the accounts receivable reflected on the Most Recent Financial Statements are, and all of the accounts receivable reflected on the accounting records of the Company as of the Closing Date will at that time be (taking into account similar reserves for uncollectible accounts accrued after the date of the Most Recent Financial Statements and set forth in the Closing Balance Sheet), accounts receivable that (i) represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business, (ii) to the Knowledge of the Company, not subject to any contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of such accounts receivable relating to the amount or validity thereof, and (iii) are collectible.
     3.17 Bank Accounts; Powers of Attorney. Section 3.17 of the Company Disclosure Schedule sets forth the name of each bank or similar institution in which the Company has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no Person holds any power of attorney from the Company.
     3.18 Insurance. Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, health, title, property, errors and omissions, director and officer, worker’s compensation, product liability or other forms of insurance currently maintained by the Company (showing as to each such policy or binder the carrier, policy number, coverage limits, deductibles, expiration dates, annual premiums, and a general description of the type of coverage provided). All such policies and binders are in full force and effect and collectively provide, in all material respects, coverage as may be required by the Material Contracts. There is no material default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion that could reasonably be expected to have a Material Adverse Effect on the Company. There are no outstanding unpaid premiums that are due and payable and no notice of cancellation or non-renewal of any such coverage has been received by the Company. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company does not maintain, and is not the beneficiary of, any self-insurance or similar practices. The Company has made available to the Buyer correct and complete, in all material respects, (i) copies of all documents setting forth and governing the terms of any and all Plans that are self-funded or self-insured by the Company or under which the Company is a beneficiary, and (ii) summaries of all self-insurance or similar practices that the Company maintains or of which it is a beneficiary. The Company has made available to the Buyer a loss experience history for all insurance policies and binders maintained by the Company during the past three (3) years.
     3.19 Litigation. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of all litigation and other Proceedings pending as of the date hereof, including reasonable detail regarding the current status of such litigation or other Proceedings, to which the Company is or, to the Knowledge of the Company, is threatened to be, a party or as to which its property or assets may be bound, that, individually or in the aggregate, could reasonably be expected to (i) be material to the Company or (ii) prevent the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any such litigation or other Proceeding being brought against the Company. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company, in each case, that, individually or in the aggregate, could reasonably be expected to (i) be material to the Company or (ii) prevent the consummation of the transactions contemplated by this Agreement.
     3.20 Warranties. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no written claim for breach of product or service warranty that is made by the Company in addition to any manufacturer’s warranty to any customer has been made against the Company since January 1, 2006 and no such claim is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of claim against the Company for liability on account of any express warranty to any third party in connection with products sold or services rendered by the Company, except for claims which could not individually, or in the aggregate, reasonably be expected to exceed $100,000.
     3.21 Employees and Labor Matters.
          (a) The Company has complied and is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, equal opportunity, terms and conditions of employment, workers’ compensation, collective bargaining, nondiscrimination, harassment, occupational safety and wage, hour and working conditions. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other governmentally mandated benefits or obligations for employees (other than routine payments which are not yet due and which are to be made in the Ordinary Course of Business). The Company is not a party to any collective bargaining or other labor union Contract, agreement or other instrument applicable to Persons employed by the Company, and no collective bargaining agreement or other labor union Contract, agreement or other instrument is being negotiated by the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere in any material respect with the business of the Company. To the Knowledge of the Company, no labor union or similar organization has otherwise been certified to represent any Persons employed by the Company or has applied to represent such employees or is attempting to organize so as to represent such employees. The Company has not committed any unfair labor practices in connection with the operation of its businesses, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency or entity pending or, to the Knowledge of the Company, threatened. The Company is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, remuneration, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees or independent contractors. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, commissions, bonuses and other payments to employees, and is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Except as could not reasonably be expected to result in any material Liability to the Company, (i) all Persons who have performed services for the Company and have been classified by the Company as independent contractors have been properly classified as such in accordance with the requirements of applicable Law, and the Company has fully, accurately and properly reported their compensation to the IRS when required to do so, and (ii) all Persons who have performed services for the Company and have been classified by the Company as “exempt” employees have been properly classified as such in accordance with the requirements of applicable Law. There are no material pending claims against the Company under any workers’ compensation plan or policy. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its current or former employees or independent contractors, which controversies have or could reasonably be expected to result in an action, suit, claim, arbitration, investigation or other Proceeding, including any Proceeding before any Governmental Entity that could reasonably be expected to result in any material Liability to the Company. To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment contract, agreement or other instrument, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer or other third party relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or other proprietary information of others. No key employee or independent contractor of the Company has given notice that such employee or independent contractor intends to terminate his or her employment or engagement with the Company, and the Company has no present intention to terminate the employment or engagement of any such Person.
          (b) The Company has made available to the Buyer a true and complete list of (i) the name, job title, compensation rate (salary and bonus) and location of employment of all individuals employed by the Company as of the date hereof on a salaried basis, (ii) the name, job title, compensation rate (wage and bonus), and location of employment of all individuals employed by the Company as of the date hereof on an hourly or piecework basis, and (iii) the name and total compensation for all independent contractors who render services on a regular basis to the Company and the Company facility engaging each such independent contractor’s services. Such list identifies the Company’s reporting classification of each Person as an exempt employee, non-exempt employee or independent contractor, as the case may be, and whether the classification of such person has been changed since the inception of their employment or independent contractor relationship with the Company.
     3.22 Employee Benefit Plans; ERISA.
          (a) Existence of Plans. Section 3.22(a) of the Company Disclosure Schedule contains a true and correct list of each Plan. Neither the Company nor any of its ERISA Affiliates sponsors, maintains, participates in, contributes to, or is required to participate in or contribute to, or has ever sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) any pension plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) any Plan, agreement or arrangement that provides or provided post-retirement medical, health or other welfare benefits other than as required by applicable law, and (iv) any “welfare benefit fund,” as defined in

Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and the Company and its ERISA Affiliates do not have any liability, whether actual or contingent, or obligation under any such Plan, fund or organization. In addition, neither the Company nor any of its ERISA Affiliates have announced or otherwise made any commitment to create or amend any Plan. Except as disclosed in Section 3.22(a)(i) of the Company Disclosure Schedule, there are no Plans which the Company could not terminate immediately after the Closing in accordance with their terms and ERISA without material Liability to the Company. With respect to each Plan, at the Closing there will be no unrecorded material Liabilities in accordance with the Company’s normal accounting practices with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company. The Company has made available to the Buyer true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description pertaining to each of the Plans, if any, (iii) the three (3) most recent annual reports of Form 5500 for each of the Plans (including all related schedules), if any, (iv) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Plan which is intended to constitute a qualified plan under Section 401(a) of the Code, and (v) for each unfunded Plan, financial statements consisting of (A) the statement of assets and Liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which financial statements fairly present in all material respects the financial condition and the results of operations of such Plan in accordance with GAAP applied in accordance with past practice.
          (b) Penalties; Excise Taxes; Fiduciary Duty. The Company is not subject to any material Liability, tax or penalty with respect to a Plan under ERISA or the Code, and the Company has no knowledge of any circumstances which reasonably might result in any such material Liability, tax or penalty. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Plan that could result in material liability to the Company. No event has occurred which would subject any Plan to tax under Section 511 of the Code. With respect to the Plans, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in any material Liability to the Company or any of its employees.
          (c) Plan Qualification; Compliance. Each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the U.S. Internal Revenue Service (“IRS”) upon which the Company is entitled to rely, and has been operated in accordance with its terms in all material respects, and to the Knowledge of the Company no fact or event has occurred that is reasonably expected to adversely affect the qualified status of any such Plan. All of the Plans have been administered and maintained in compliance in all material respects with ERISA, the Code and all other applicable Laws. All material contributions required to be made by the Company or any of its ERISA Affiliates to any Plan (including participant elective deferrals) have been timely made in accordance with the terms of that Plan, ERISA, the Code or any other applicable Laws. All reports, forms and other documents required to be filed with any Governmental Entity or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.
          (d) Accelerated Payments. Except as disclosed in Section 3.22(d) of the Company Disclosure Schedule, there is no Plan or other Contract, agreement or benefit arrangement covering any current or former employee or independent contractor of the Company which, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the Code, determined without reference to Section 280G(b)(4) of the Code). Except as disclosed in Section 3.22(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of the Company under any Plan to any present or former employee, director, officer, stockholder, contractor or consultant of the Company, or any of their dependents, (ii) be an event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, independent contractor, or consultant of the Company or any of their dependents.
          (e) Status of Welfare Plans; COBRA. With respect to each Plan which is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code), the Company and each ERISA Affiliate have complied in all material respects with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations, and neither the Company nor any ERISA Affiliate has incurred any material Liability under Section 4980B of the Code. Except as provided in Section 3.22(e) of the Company Disclosure Schedule, benefits under each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance Contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or any ERISA Affiliate from its general assets or partly from its general assets and partly from contributions by its employees. Each of the Plans identified in Section 3.22(e) of the Company Disclosure Schedule is subject to a stop-loss insurance policy under which the Company is an insured party, and the Company has complied in all material respects with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement. The transactions contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.
          (f) Litigation; Audits and Investigations. Other than routine claims for benefits under the Plans submitted in the Ordinary Course of Business, there are no pending, or, to the Knowledge of the Company, threatened actions or other Proceedings against any Plan, the fiduciaries or administrators of any of the Plans or the Company, with any of the IRS, the Department of Labor or any participant in or beneficiary of any Plan. To the Knowledge of the Company, there is no reasonable basis for any such claim, lawsuit, dispute, action or controversy.
          (g) Code Section 409A. Except as disclosed in Section 3.22(g) of the Company Disclosure Schedule, no Plan or payment or benefit provided pursuant to any Plan or other contract, agreement or benefit arrangement covering any “service provider” (within the meaning of Section 409A of the Code), including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Plan, employment agreement or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and its Treasury regulations and related administrative guidance (or an available exemption therefrom).
     3.23 Environmental.
          (a) Compliance with Environmental Requirements. The Company has complied in all material respects with applicable Environmental Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company or to give rise to a material Liability of the Company. The Company possesses all licenses, certificates, approvals, franchises, permits and other authorizations of Governmental Entities required under Environmental Laws in connection with the Company’s business, and has filed all notices or applications required by such authorizations, except where the failure to so possess or file would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) No Hazardous Wastes. Except in material compliance with Environmental Laws, the Company has not generated, transported, treated, stored, disposed of or released any Hazardous Wastes at any site, location or facility of the Company and, to the Knowledge of the Company, no such Hazardous Wastes are present on, in or under the Real Property, in either case the use or presence of which could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no “Phase I” or “Phase II” reports or studies with respect to the Real Property, and, to the Knowledge of the Company, no such reports or studies have been commenced or commissioned, with respect to the Real Property.
          (c) No Actions or Proceedings. The Company has never received any written notice of any administrative or judicial action, or any written notice of any intended administrative or judicial action or other similar Proceeding relating to the presence or alleged presence of Hazardous Wastes in, under or upon any of the Real Property, and to Knowledge of the Company, there is no reasonable basis for any such notice or action. There are no pending or, to the Knowledge of the Company, threatened actions or other similar Proceedings (and the Company has not received written notice of any potential actions or proceedings) from any Governmental Entity with applicable jurisdiction regarding any Environmental Laws against or involving the Company. The Company has not received any written notice, report or other information regarding any actual, alleged or potential material violation of any Environmental Laws, or any material Liabilities or potential material Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its assets and facilities arising under Environmental Laws.
          (d) This Section 3.23 contains the exclusive representations and warranties regarding environmental matters.
     3.24 Affiliated Transactions and Certain Other Arrangements. Except as set forth in Section 3.24 of the Company Disclosure Schedule, there are no Contracts or Liabilities between the Company, on the one hand, and any officer, employee, director, stockholder or Affiliate of the Company, on the other hand, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of any employee’s employment with the Company, none of which amounts are material to the Company.
     3.25 Customers, Distributors and Suppliers.
          (a) Customers. All outstanding Contracts between the Company and its customers were entered into in the Ordinary Course of Business for usual quantities and at customary prices. Section 3.25(a) of the Company Disclosure Schedule sets forth a true and complete:
               (i) list of the 20 largest customers of the Company, determined on the basis of sales revenues, for the fiscal year ended December 31, 2006 and the six (6) month period ended June 30, 2007;
               (ii) breakdown of the revenues received from each such customer; and
               (iii) breakdown of all customer deposits of greater than $50,000 held by the Company as of the date hereof.
          (b) Suppliers. All outstanding Contracts between the Company and its suppliers (including vendors) were entered into in the Ordinary Course of Business for usual quantities and at customary prices. Section 3.25(b) of the Company Disclosure Schedule sets forth a true and complete:
               (i) list of the 20 largest suppliers (including vendors) of the Company, determined on the basis of cost of items purchased for the fiscal year ended December 31, 2006 and the six (6) month period ended June 30, 2007;
               (ii) breakdown of the amounts paid to each such supplier or vendor; and
               (iii) list of all sole source suppliers of the Company.
          (c) Except as disclosed on Section 3.25(c) of the Company Disclosure Schedule, the Company has not received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that any current customer or supplier (including vendors) required to be identified in Section 3.25(a) or (b) of the Company Disclosure Schedule may cease dealing with the Company, may otherwise materially reduce the volume of business transacted by such Person with the Company or otherwise is materially dissatisfied with the services the Company provides or has provided to such Person. The Company has no reason to believe that any such Person will cease to do business with the Company after, or as a result of, consummation of the transactions contemplated by this Agreement, or that such Person is threatened with bankruptcy or insolvency. The Company has no Knowledge of any fact, condition or event which could reasonably, by itself or in the aggregate, materially adversely affect its relationship with any such Person. Except as disclosed on Section 3.25(c) of the Company Disclosure Schedule, the Company has not received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that the terms or benefits of its vendor, distributor, manufacturer or similar relationship with any current customer or supplier (including vendors) required to be identified in Section 3.25(a) or (b) of the Company Disclosure Schedule will be changed in a manner adverse to the Company, including, without limitation, the loss or diminishment of any vendor certification or partnership arrangement. Since January 1, 2007, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.
          (d) To the knowledge of the Company, neither the Company nor any of its officers, employees or agents has directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, vendor, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the business of the Company (or assist in connection with any actual or proposed transaction) which could subject the Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding or which could reasonably be expected to have a Material Adverse Effect on the Company.
     3.26 Certain Payments. Since January 1, 2002, neither the Company nor, to the Knowledge of the Company, any director, officer, agent, or employee of the Company acting for or on behalf of the Company, has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Law, or (ii) established or maintained any fund or asset of, for, on behalf of, or for the benefit of the Company in violation of any Law.
     3.27 Internal Controls. The Company maintains a system of internal accounting controls that is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied in accordance with past practice and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences.
     3.28 Letters of Credit. Section 3.28 of the Company Disclosure Schedule lists all outstanding L/Cs of the Company.

     3.29 Board Approval. The board of directors of the Company has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to, and in the best interests of, the Company and its stockholders; (ii) approved, subject to the receipt of necessary stockholder approval, this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined to recommended that the Company’s stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger.
     3.30 Delaware Takeover Statute. The restrictions on business combinations contained in Section 203 of the DGCL do not apply with respect to or as a result of this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
     3.31 Disclosure. The representations and warranties contained in this Article III and the Company Disclosure Schedule do not, taken together in the aggregate, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein or therein by the Company, under the circumstances under which they were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY STOCKHOLDERS
     Except as set forth in the Company Disclosure Schedule, each of the Majority Stockholders severally, and not jointly, represents and warrants to the Buyer and the Merger Sub as follows:
     4.1 Organization of Certain Majority Stockholders. If such Majority Stockholder is a corporation, limited liability company, limited partnership or other legal entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     4.2 Title to Company Shares. Such Majority Stockholder is the owner of the number and type of Company Shares indicated beside such Majority Stockholder’s name on Schedule I hereto. Except as disclosed in Section 4.2 of the Company Disclosure Schedule, no other Person (including a spouse or former spouse, if any, of such Majority Stockholder) has any right, title, or interest, beneficially or of record, in or to the Company Shares owned by such Majority Stockholder and such Company Shares are free and clear of any Encumbrances and can be delivered and surrendered at the Closing pursuant hereto without obtaining the consent or approval of any other Person or Governmental Entity. Such Majority Stockholder is not a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) obligating such Majority Stockholder to sell, transfer, pledge or otherwise dispose of any capital stock of the Company. Except as disclosed in Section 4.2 of the Company Disclosure Schedule, such Majority Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

     4.3 Authority; No Conflicts; Consent.
          (a) Such Majority Stockholder has all requisite power and authority (if the Majority Stockholder is a legal entity) or capacity (if the Majority Stockholder is an individual) to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Majority Stockholder and, assuming this Agreement constitutes the valid and binding obligation of the other Parties hereto, constitutes a valid and binding agreement of such Majority Stockholder, enforceable against such Majority Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. If such Majority Stockholder is a legal entity, the execution and delivery of this Agreement by such Majority Stockholder and the consummation by such Majority Stockholder of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such Majority Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby.
          (b) Except as may be required under the Hart-Scott-Rodino Act and as have been obtained or made, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by such Majority Stockholder in connection with the execution and delivery of this Agreement by such Majority Stockholder or the consummation by such Majority Stockholder of the transactions contemplated hereby.
          (c) Neither the execution and delivery by such Majority Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in any Violation under, (A) the organizational documents of such Majority Stockholder, if such Majority Stockholder is a legal entity, (B) any material Contract to which such Majority Stockholder is a party, or (C) any Law applicable to such Majority Stockholder, or (ii) create an Encumbrance on any of the capital stock of the Company.
     4.4 Restricted Securities. Such Majority Stockholder understands and acknowledges that any Stock Payment that may be issued to such Majority Stockholder pursuant to the terms hereof will be issued by the Buyer without registration under the Securities Act and without qualification and/or registration under applicable state securities laws pursuant to exemptions from registration and/or qualification contained in the Securities Act and applicable state securities laws. Such Majority Stockholder understands that the foregoing exemptions depend upon, among other things, the bona fide nature of such Majority Stockholder’s investment intent as expressed herein and the truthfulness of such Majority Stockholder’s representations and warranties set forth herein. Neither the Stock Payment nor any interest therein will be sold, transferred, or otherwise disposed of by such Majority Stockholder without registration and/or qualification under the Securities Act and applicable state securities laws unless the sale or other disposition is made in compliance with exemptions from such registration and qualification requirements with respect to such resale or disposition.
     4.5 Investment Representations. Such Majority Stockholder hereby represents and warrants that it is an Accredited Investor. Such Majority Stockholder is not acquiring any Stock

Payment issued to such Majority Stockholder pursuant to the terms hereof with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
     4.6 Legends. Such Majority Stockholder acknowledges that the certificates representing any Stock Payment issued pursuant to the terms hereof to such Majority Stockholder will contain legends which prohibit an offer to transfer or a transfer of all or any portion of such Stock Payment unless such Stock Payment is registered under the Securities Act or unless an exemption from registration is available with respect to such resale or disposition. The Buyer need not register a transfer, and may instruct its transfer agent not to effect a transfer, of any Stock Payment unless the conditions set forth in Sections 4.4 and 4.6 are satisfied
     4.7 Brokers. Such Majority Stockholder has not employed, and has no Liability or obligation to pay any fees or commissions to, any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     4.8 United States Person. Except as disclosed on Section 4.8 of the Company Disclosure Schedule, such Majority Stockholder is a United States person, as defined in Section 7701(a)(30) of the Code.
     4.9 Representations Regarding Stock Payment. Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Sections 4.4, 4.5 and 4.6 shall be deemed given by such Majority Stockholder only in the event that the Buyer issues any Stock Payment to such Majority Stockholder at Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB
     Except as set forth on the disclosure schedule delivered by the Buyer and the Merger Sub to the Company and the Majority Stockholders on the date hereof (the “Buyer Disclosure Schedule”), which sets forth with particularity exceptions to the representations and warranties contained in this Article V, which exceptions and disclosures correspond to the numbered and lettered sections hereof, the Buyer and the Merger Sub hereby jointly and severally represent and warrant to the Company and the Majority Stockholders as set forth in this Article V. The Buyer Disclosure Schedule is attached as Annex II hereto.
     5.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Buyer and the Merger Sub has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on the Buyer. The Buyer owns all of the issued and outstanding capital stock of the Merger Sub.

     5.2 Authority; No Conflicts; Consent.
          (a) Each of the Buyer and the Merger Sub has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the other Parties hereto, constitutes a valid and binding agreement of each of the Buyer and the Merger Sub, enforceable against each of the Buyer and the Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer, and no vote of the stockholders of the Buyer is necessary, to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement by the Merger Sub and the consummation by the Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary, to authorize this Agreement or to consummate the transactions contemplated hereby or thereby.
          (b) Except (i) as set forth in Section 5.2(b) of the Buyer Disclosure Schedule, (ii) as may be required under the Hart-Scott-Rodino Act, (iii) for the filing of the Certificate of Merger in the State of Delaware and any necessary filings pursuant to federal and state securities Laws in connection with the Stock Payment, if any, and (iv) as have been obtained or made, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person, is required by the Buyer or the Merger Sub in connection with the execution and delivery of this Agreement by the Buyer or the Merger Sub or the consummation by either of them of the transactions contemplated hereby.
          (c) Neither the execution and delivery by the Buyer or the Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby by either of them, will (i) conflict with, or result in any Violation of (A) the organizational documents of the Buyer or the Merger Sub, (B) any note, loan or credit agreement, mortgage, deed of trust, bond, indenture, benefit plan, lease or other agreement, instrument, permit, concession, franchise, license or material Contract to which the Buyer or the Merger Sub is a party or by which its respective properties or assets are bound that is material to the Buyer, or (C) any Law applicable to the Buyer or the Merger Sub or their respective properties or assets, or (ii) create an Encumbrance on any of the equity interests of the Buyer or the Merger Sub.
     5.3 Brokers. Neither the Buyer nor the Merger Sub has retained, and neither of them has any Liability or obligation to pay any fees, commissions or other payments to, any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for Raymond James.
     5.4 Representations as to the Stock Payment. Upon consummation of the transactions contemplated by this Agreement and issuance of any Stock Payment to the Majority Stockholders pursuant to the terms hereof, all such Stock Payment will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrance other than restrictions referenced on the legends on the certificates evidencing such shares or those contemplated by this Agreement. The issuance of any Stock Payment pursuant to the terms of this Agreement will not violate the certificate of incorporation or bylaws of the Buyer or any agreement or other Contract to which the Buyer is a party or by which the Buyer is bound or give rise to preemptive rights, preferential rights or any such other rights or claims on the part of any Person.
     5.5 SEC Reports; Financial Statements; Absence of Certain Changes.
          (a) Since December 31, 2006, Buyer has filed all annual and quarterly reports on Forms 10-K and 10-Q, current reports on Form 8-K and all other material registration statements, forms, reports and documents required by the Securities Act or the Exchange Act (“Buyer Disclosure Documents”), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Buyer Disclosure Documents were filed. None of such Buyer Disclosure Documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has timely filed all reports and materials required to be filed pursuant to Sections 13, 14 and 15(d) of the Exchange Act during the twelve months prior to the date of this Agreement.
          (b) The audited consolidated financial statements of the Buyer contained in the Buyer Disclosure Documents were prepared in accordance with GAAP as in effect as of the dates of such filings, applied on a consistent basis during the periods involved (except as may be stated in the notes thereto and, in the case of unaudited financial statements, as permitted by Form 10-Q and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments), and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Buyer and its Subsidiaries, as of the dates and for the periods referred to therein.
          (c) Except as set forth in the Buyer Disclosure Documents, there has not been any Material Adverse Effect with respect to the Buyer since December 31, 2006, and since such date no event has occurred, and no circumstance exists, that could reasonably be expected to result in a Material Adverse Effect with respect to the Buyer.
          (d) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 5.5 and in Section 5.6 shall be deemed given by the Buyer only on the Closing Date and only in the event that the Buyer issues any Stock Payment to the Majority Stockholders at Closing.
     5.6 Disclosure. The representations and warranties contained in this Article V and the Buyer Disclosure Schedule do not, taken together in the aggregate, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein or therein by the Buyer, under the circumstances under which they were made, not misleading
ARTICLE VI
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (or the earlier termination of this Agreement pursuant to Article X):
     6.1 General. Each of the Parties will use his, her, or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). Each Majority Stockholder and the Company will, either prior to or after the Closing, execute such further documents and take such further actions as may reasonably be required by the Buyer to consummate the transactions contemplated by this Agreement or to effect the other purposes of this Agreement. Buyer will, either prior to or after the Closing, execute such further documents and take such further actions as may reasonably be required by any Majority Stockholder to consummate the transactions contemplated by this Agreement, to vest such Majority Stockholder with full title to all Buyer Stock to be issued to such Majority Stockholder or to effect the other purposes of this Agreement.
     6.2 Notices and Consents. The Majority Stockholders and the Company shall give any notices to third parties, and shall use their commercially reasonable efforts to obtain any third party consents or approvals referred to in Section 3.3. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities required to be obtained by such Party in connection with the execution and delivery hereof and the consummation of the transactions contemplated hereby. Without limiting the foregoing, each Party shall furnish the other Parties with such necessary information and reasonable assistance as such other Parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated by this Agreement.
     6.3 Interim Covenants of the Company and the Majority Stockholders. From the date of this Agreement until the Effective Time, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth on Section 6.3 of the Company Disclosure Schedule, the Company shall and the Majority Stockholders shall cause the Company to, (i) use its commercially reasonable efforts to keep intact the Company and its business, as presently conducted, and shall not take or permit to be taken any action or do or suffer to be done anything, in each case other than in the Ordinary Course of Business; (ii) use its commercially reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and retain and maintain good relationships with the Company’s lessors, licensors, suppliers, vendors and customers and maintain the Company’s assets and its facilities in good working condition (ordinary wear and tear excepted); (iii) perform in all material respects its obligations under the Material Contracts; (iv) use its commercially reasonable efforts to maintain the goodwill and reputation associated with the Company; (v) use its commercially reasonable efforts to preserve and maintain all material Intellectual Property Rights, licenses and permits used in the Company’s business substantially in accordance with current business practices; and (vi) comply in all material respects with all Laws, licenses and permits applicable to the Company’s business. Without limiting the generality of the foregoing, the Company shall not (and the Majority Stockholders shall not cause or permit the Company to), except as expressly required by this Agreement, as permitted in writing by the Buyer or as set forth on Section 6.3 of the Company Disclosure Schedule:
          (a) adopt or propose any change to the Company’s certificate of incorporation, bylaws or other organizational documents;
          (b) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;
          (c) purchase, license, lease or otherwise acquire any assets with a cost individually or in the aggregate greater than $50,000, except for supplies or inventory acquired in the Ordinary Course of Business and except for capital expenditures up to $100,000 in the aggregate;
          (d) sell, transfer or otherwise dispose of any asset or make any commitment for the sale, transfer or disposition of assets, in each case other than with respect to sales of inventory in the Ordinary Course of Business;
          (e) increase the compensation (including fringe benefits) of any officers, directors, or, except in the Ordinary Course of Business or as set forth on Section 6.3 of the Company Disclosure Schedule, other employees, independent contractors or agents of the Company, or grant or amend any restricted stock awards, or enter into any new, or amend or alter any existing, employment, bonus, severance, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe or other Plan, trust agreement or other similar arrangement, or any employment, consulting or similar agreement;
          (f) hire any new employee or independent contractor other than in the Ordinary Course of Business, terminate any officer, key employee or key independent contractor of the Company, increase the annual level of compensation of any existing employee or independent contractors except for regular, scheduled compensation increases in the Ordinary Course of Business, establish or adopt any Plan, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or independent contractor;
          (g) create, incur, prepay or assume any Liability or other indebtedness, other than in the Ordinary Course of Business and the repayment of Debt in accordance with the terms hereof; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the Ordinary Course of Business absent the execution of this Agreement;
          (h) create any Lien on any assets or properties (whether tangible or intangible) of the Company, other than Liens that will be released at or prior to the Closing;
          (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person;
          (j) enter into any leases of equipment and machinery except in the Ordinary Course of Business, or enter into any leases of real property;
          (k) enter into, or permit any of the assets owned or used by the Company to become bound by, any Contract (i) which would be required to be listed on Section 3.15 of the Company Disclosure Schedule had it been entered into prior to the date hereof, and (ii) which cannot be terminated with 30 days’ or less notice and without penalty;
          (l) enter into, or permit any of the assets owned or used by the Company to become bound by, any Contract in which any Affiliate of the Company or any Majority Stockholder has any beneficial interest;
          (m) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;
          (n) pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of any Majority Stockholder or any Affiliate thereof, except (i) compensation and similar payments made in the Ordinary Course of Business and (ii) in connection with the repayment of Debt in accordance with the terms hereof;
          (o) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s capital stock or any other securities;
          (p) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or any option, warrant or other right to purchase or acquire any such shares, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock;
          (q) discharge any Encumbrance, indebtedness or other Liability in excess of $100,000, individually or in the aggregate, except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) accounts payable in the Ordinary Course of Business, and (iii) the repayment of Debt in accordance with the terms hereof;
          (r) change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

          (s) change the terms of its accounts or other payables or receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or receivables;
          (t) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable outside the Ordinary Course of Business;
          (u) make any material change affecting the business of the Company, including (i) changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any capital expenditures or deferrals of capital expenditures; (iv) deviations from operating budgets or plans on sales and profitability; or (v) changes in the Company’s business policies and practices, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies and practices;
          (v) take any action with respect to the customers, suppliers or distributors of the Company, including with respect to promotions, coupons, discounts or price increases, other than in the Ordinary Course of Business;
          (w) commence or settle any legal proceeding, action, demand, or claim involving $100,000 or more;
          (x) take any action, fail to take any action or enter into any agreement or understanding that causes the Company or any Majority Stockholder to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Material Contract or any material permit, license or other right; and
          (y) agree or commit to do any of the foregoing.
     6.4 Full Access. The Company will permit, and the Majority Stockholders will use commercially reasonable efforts to cause the Company to permit, Representatives of the Buyer (including without limitation its legal counsel, accountants and other representatives) to have full access at all reasonable times, upon reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty of any Majority Stockholder or the Company contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement or any provision hereof.
     6.5 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such first Party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such first Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such first Party hereunder. The delivery of any notice pursuant to this Section 6.5 shall not, without the express written consent of the other Parties hereto, be deemed to (x) modify the representations or warranties hereunder of such first Party, (y) modify the conditions set forth in Article VIII or (z) limit or otherwise affect the remedies available hereunder to such other Parties.
     6.6 No Trading. The Company and each of the Majority Stockholders acknowledge and agree that each is aware (and that each of their respective Representatives is aware or, upon receipt of any material nonpublic information regarding the Buyer, will be advised) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a public company. The Company and each of the Majority Stockholders hereby agree that while any of them are in possession of any such material nonpublic information regarding the Buyer, none of such Person or Persons shall purchase or sell any securities of the Buyer, communicate such information to any third parties in violation of Law, take any other action in violation of Law with respect to such material nonpublic information, or cause or encourage any third party to do any of the foregoing.
     6.7 Tax Matters. Without the prior written consent of the Buyer, the Company shall not make or change any election in respect of Taxes, change any annual accounting period in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment relating to the Company in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each case, if such action would have (or could reasonably be expected to have) the effect of increasing the Tax liability of the Company for any Tax Period ending after the Closing Date.
     6.8 Closing Payoff Letters. The Company shall use its commercially reasonable efforts to cause payoff letters (as the same may be modified or amended prior to the Closing, the “Closing Payoff Letters”) with respect to all Debt outstanding as of the Closing, to be prepared and delivered by the applicable Persons to the Company no later than three (3) business days prior to the Closing Date. All Closing Payoff Letters (as the same may be modified or amended) shall be in form and substance reasonably satisfactory to the Buyer. Upon receipt thereof, the Company shall promptly deliver copies of the Closing Payoff Letters (as the same may be modified or amended) to the Buyer for the Buyer’s approval. The Company shall, if requested by the Buyer at least three (3) business days prior to the Closing, permit the Buyer to pre-file (or cause to be pre-filed) on the business day immediately preceding the Closing Date such Uniform Commercial Code financing statements with respect to the Company’s assets as may be reasonably requested by the Buyer’s senior secured lender in connection with the consummation of the Closing; provided, however, that if the Closing does not thereafter occur when contemplated by the Parties the Buyer shall cause any such Uniform Commercial Code financing statements so filed to be promptly terminated and shall promptly deliver evidence of such termination to the Company.

     6.9 Estimated Debt Repayment Amount. No later than three (3) business days prior to the Closing Date, the Company shall deliver to the Buyer a reasonable good faith estimate (the “Estimated Debt Repayment Amount”) of the Actual Debt Repayment Amount, which estimate shall be accompanied by reasonably detailed supporting documentation. The Estimated Debt Repayment Amount shall be subject to the reasonable review and approval of the Buyer.
     6.10 Repayment of Debt Prior to Closing. The Company shall, and the Majority Stockholders shall use commercially reasonable efforts to cause the Company to, take all necessary actions to repay at or prior to the Closing the maximum amount of Debt that it is able to repay from its available cash resources and to obtain customary evidence of such repayment, copies of which shall be promptly delivered to the Buyer upon receipt.
     6.11 Exclusivity.
          (a) The Company and each of the Majority Stockholders acknowledge and agree that the Buyer has and will expend considerable money, resources and time in connection with consummating the transactions contemplated hereby. Accordingly, the Company and the Majority Stockholders shall, and shall cause their respective Affiliates and Representatives to: (i) immediately halt any discussions with third parties regarding any transaction the closing of which would be inconsistent with or interfere with or prevent or delay the Closing or that relates to any investment in or acquisition of the stock or a significant portion of the assets of the Company (including by way of merger or any other form of transaction) (each a “Competing Transaction”); and (ii) during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms (subject to Section 10.2 hereof), not hold any discussions with, provide any information to, or respond to any inquiry made by any third party concerning a proposed acquisition, or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage, any effort or attempt by any third party to do or seek any of the foregoing, whether directly or indirectly. The Company and the Majority Stockholders agree not to release any third party from any confidentiality agreement relating to any such transaction or the standstill provisions of any agreement to which the Company is a party. If the Company or any Majority Stockholder is, or if the Company or any Majority Stockholder becomes aware that any of its respective Affiliates or Representatives is, contacted in any manner by any third party concerning a Competing Transaction (a “Competing Party”), the Company and the applicable Majority Stockholder shall promptly (and in any event within 48 hours) notify the Buyer in writing regarding such contact and furnish the Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party.
          (b) Notwithstanding the provisions of Section 6.11(a), the Company may, in response to an unsolicited proposal from a Person in connection with a Competing Transaction, which proposal is first received by the Company after its execution and delivery of this Agreement and which did not result from a breach of Section 6.11(a), that the Company’s board of directors determines, in good faith after consultation with outside legal and financial advisors, is or would reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company to the Person making such proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive on such Person than the Confidentiality Agreement is on the Buyer, and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Competing Transaction; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties agree that the terms of this Section 6.11(b) shall have no further force or effect whatsoever upon the Company’s receipt of the Stockholder Consent and, in furtherance thereof, the Company hereby irrevocably waives any rights to enforce or seek to enforce or invoke the terms of this Section 6.11(b) immediately upon its receipt of the Stockholder Consent.
          (c) If the Company’s board of directors receives a Superior Proposal after the execution and delivery of this Agreement by the Company and prior to the Company’s receipt of the Stockholder Consent, which Superior Proposal was not solicited by the Company in violation of Section 6.11(a), and as a result thereof the Company’s board of directors determines, in good faith, after consultation with outside legal and financial advisors, that the Company is required to take the applicable action described in the following clauses (i), (ii) or (iii) in order to fulfill its fiduciary duties to the Company’s stockholders, the Company’s board of directors may (i) terminate this Agreement pursuant to Section 10.1(l), (ii) change or modify its recommendation to the Company’s stockholders with respect to this Agreement and the transactions contemplated hereby, including the Merger, and/or (iii) recommend such Superior Proposal to the Company’s stockholders and may authorize the Company immediately thereafter to enter into an agreement with respect to such Superior Proposal, but only (x) at a time that is not less than 48 hours after the Company’s delivery to the Buyer of written notice advising the Buyer that the Company’s board of directors is prepared to approve a Superior Proposal, identifying the Person making such Superior Proposal and otherwise complying with this Section 6.11 and (y) after taking into full account any proposal by the Buyer to amend the terms or conditions of the Merger and this Agreement. For purposes of this Agreement, the term “Superior Proposal” shall mean any Competing Transaction which the Company’s board of directors determines in good faith, after consultation with outside legal counsel and its financial advisors, if completed on the terms proposed, would be more favorable to the Company’s stockholders than the Merger, taking into account (i) all of the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of the Merger) and (ii) such other factors (in addition to price) as the Company’s board of directors reasonably considers to be relevant (including, for example, legal, regulatory, and timing factors); provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties agree that the terms of this Section 6.11(c) shall have no further force or effect whatsoever upon the Company’s receipt of the Stockholder Consent and, in furtherance thereof, the Company hereby irrevocably waives any rights to enforce or seek to enforce or invoke the terms of this Section 6.11(c) immediately upon its receipt of the Stockholder Consent.
     6.12 Company Stockholder Approvals.
          (a) The Company shall use its best efforts to obtain the Stockholder Consent, which shall be in form and substance reasonably satisfactory to the Buyer (including with respect to its irrevocability), immediately following the execution of this Agreement. Immediately upon obtaining the Stockholder Consent, the Company shall deliver a true and complete copy thereof to the Buyer. Promptly upon obtaining the Stockholder Consent, the Company shall also prepare and, as soon as reasonably practicable, send to all of the Company’s stockholders on the record date for the Stockholders Consent who did not execute such Stockholder Consent the notices required pursuant to Sections 228 and 262 of the DGCL. Such materials submitted to the

Company’s stockholders shall be subject to review and comment (not to be unreasonably withheld or delayed) by the Buyer prior to the submission thereof and, with respect to the notice required by Section 262 of the DGCL, shall include an information statement regarding the Company, the Buyer and the Merger Sub, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote their shares in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). Each Party agrees that information supplied by such Party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company’s stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The Parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Laws. In connection with its submission of the Information Statement to its stockholders, the Company shall, pursuant to the terms of the Stockholders Agreement, request (in a form and manner reasonably satisfactory to the Buyer) that each stockholder of the Company that did not execute the Stockholder Consent consent in writing to the actions approved in the Stockholder Consent and waive such stockholder’s dissenters’ rights, appraisal rights and similar rights in connection with the Merger, and the Company shall provide the Buyer a copy of the consent and waiver delivered by any such stockholder. The Company shall promptly notify the Buyer if any such stockholder refuses to deliver such a waiver, and shall keep the Buyer reasonably informed of the status and results of such requests to its stockholders.
          (b) Promptly following the execution and delivery of this Agreement, the Company shall determine those persons who may constitute “disqualified individuals” within the meaning of Section 280G of the Code whose receipt of payments that are contingent on the change of ownership that will result from consummation of the Merger (the “280G Payments”) may cause them to receive “excess parachute payments” within the meaning of Section 280G of the Code. The Company shall consult in good faith with the Buyer in connection with such determination and shall permit the Buyer to review the work papers of the Company and any advisors retained to assist the Company in making its determination. The disqualified individuals who are determined by the Company, after consultation with the Buyer, to be the prospective recipients of excess parachute payments in connection with the Merger shall be referred to herein as the “Disqualified Individuals.” The Company shall use commercially reasonable efforts to procure a binding agreement (in form and substance reasonably satisfactory to the Buyer) from each Disqualified Individual pursuant to which each such Disqualified Individual agrees to waive his or her right to receive an amount of his or her 280G Payments that will be sufficient to cause his or her remaining 280G payments not to be parachute payments in the event that the Company’s stockholders fail to approve the payments placed at risk pursuant to such waivers; provided, however, any Management Stockholder that is a Disqualified Individual hereby agrees to such a waiver and agrees to execute such documents (in form and substance reasonably satisfactory to the Buyer) as may be reasonably necessary to give proper effect thereto. In the event that the Company procures one or more waivers of any 280G Payments, the Company shall promptly submit (in a manner reasonably satisfactory to Buyer) the 280G Payments subject to such waivers for approval by the Company’s stockholders by the requisite vote under applicable Law, so that, if approved, such 280G Payments shall not be deemed to be

“parachute payments” pursuant to Section 280G of the Code. The Company shall keep the Buyer reasonably informed of the status and results of such stockholder submission and vote and the outcome thereof. Notwithstanding anything in Article VIII to the contrary, and for the avoidance of doubt, if the Company procures one or more waivers with respect to any 280G Payments as described in this Section 6.12(b), it shall not be a condition to any Party’s obligations to consummate the Closing and effect the Merger that the stockholders of the Company approve the payment of any such waived 280G Payment and this Agreement shall be construed in accordance with such intent.
          (c) Each of the Majority Stockholders agrees that it will not, following delivery of the Stockholder Consent, either directly or indirectly (i) revoke or otherwise claim or assert that it has revoked the Stockholder Consent or (ii) claim or assert that the Stockholder Consent is not valid or effective with respect to the matters set forth therein.
     6.13 Takeover Statutes. If any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby, including the Merger, the board of directors of the Company shall grant such approvals and take such actions as are necessary so that this Agreement and the transactions contemplated hereby, including the Merger, may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise act to eliminate the effects of any such statute or regulation on this Agreement and the transactions contemplated hereby, including the Merger.
     6.14 Termination of LLC Interest. The Company shall use commercially reasonable efforts to fully liquidate or otherwise terminate as of or prior to the Closing its equity interest in TopNoggin, LLC, an Ohio limited liability company, and to cause all liabilities of the Company with respect thereto, if any, to be satisfied in full as of or prior to the Closing.
ARTICLE VII
POST-CLOSING COVENANTS
     The Parties agree as follows with respect to the period following the Closing.
     7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX or Article X). The Majority Stockholders acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company (other than the Patriarch Stockholders’ respective internal books and records relating to the Company). The Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, provide the Majority Stockholders with reasonable access following the Closing to the Surviving Corporation’s books and records in the Surviving Corporation’s possession as of the Closing for purposes related to (i) the Majority Stockholder’s obligations under this Agreement or to (ii) any Proceeding involving such Majority Stockholder or any claim or threatened claim by any Person against such Majority Stockholder in connection with their or their Affiliates’ relationship with the Company on or prior to the Closing Date, which access shall be provided upon reasonable notice and at reasonable times; provided, however, that notwithstanding the foregoing the Surviving Corporation and the Buyer shall be under no obligation pursuant to this Agreement to retain or preserve any such records for any period of time following the Closing.
     7.2 Transition. Each of the Majority Stockholders will refer all customer and other inquiries relating to the business of the Company to the Buyer or the Surviving Corporation from and after the Closing.
     7.3 Confidentiality.
          (a) Unless and until the Closing has been consummated, the terms and conditions of the Confidentiality Agreement, dated February 26, 2007 (the “Confidentiality Agreement”), by and between the Company and the Buyer shall continue as provided therein.
          (b) Each Majority Stockholder will, and will cause its Representatives to, treat and hold as such all of the Confidential Information of the Company and the Buyer, refrain from using any of the Confidential Information of the Company or the Buyer except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information of the Company or the Buyer which are in such Majority Stockholder’s possession; provided that the Patriarch Stockholders may retain such tangible embodiments and copies thereof required by and in accordance with their applicable record retention policies or as otherwise required by Law; provided, further, that any such tangible embodiments and copies remain subject to such Patriarch Stockholder’s confidentiality obligations hereunder. In the event that any Majority Stockholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information of the Company, such Majority Stockholder will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Majority Stockholders is, on the advice of counsel, compelled to disclose such Confidential Information to any tribunal or else stand liable for contempt, such Majority Stockholder may disclose the Confidential Information of the Company or the Buyer to the tribunal; provided, however, that the disclosing Majority Stockholder shall use its commercially reasonable efforts to obtain, at the request and cost of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information of the Company or the Buyer required to be disclosed as the Buyer shall reasonably designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the breach by such Majority Stockholder or its Representatives of this Section 7.3(b) or of the Confidentiality Agreement.
     7.4 Tax Matters.

          (a) The Buyer shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a Tax Period beginning before the Closing Date. To the extent any Tax shown as due on such Tax Return is payable by Majority Stockholders (taking into account indemnification obligations hereunder), (i) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax laws; (ii) such Tax Return shall be provided to the Stockholder Representative at least 30 days prior to the due date for filing such Tax Return (or, if required to be filed within 30 days of the Closing or within 45 days of the end of the Tax Period to which such Tax Return relates, as soon as possible following the Closing or the end of such Tax Period, as the case may be); and (iii) the Stockholder Representative shall have the right to review and comment on such Tax Return. The Buyer and the Stockholder Representative shall cooperate to resolve any disagreements regarding reporting positions to be taken in such Tax Returns; provided, that notwithstanding any such disagreement which may be unresolved, the Buyer may file (or cause to be filed) any such Tax Return within the time period required by Law. Upon the failure of the Stockholder Representative to propose any changes to any such Tax Return within 15 days of receipt thereof, the amount of Tax shown on such Tax Return shall be deemed accepted by the Majority Stockholders for purposes of determining the amount of any Loss in respect of such Tax that is subject to indemnification under Section 9.2. In the case of a disagreement concerning a reporting position on any such Tax Return, the Stockholder Representative may select the reporting position with respect to such matter if (w) there is substantial authority for such position within the meaning of Section 6662 of the Code, (x) no reserve for Tax liability would be required to be established in the financial statements relating to the Buyer or the Company as a result of potential Tax liability that is not shown as due on such Tax Return, (y) such reporting position will not be binding on the Buyer or the Company in the preparation of Tax Returns in any Tax Period ending after the Closing Date and (z) adequate security (determined within the reasonable discretion of Buyer) is provided to the Buyer to secure the indemnification obligations of the Majority Stockholders under Section 9.2 for Losses which could result from the failure to sustain such Tax reporting position.
          (b) The Majority Stockholders, the Buyer and the Company shall, unless prohibited by applicable Law, cause the Tax Period of the Company to end as of the close of the Closing Date. For purposes of this Agreement, Company Taxes incurred with respect to a Tax Period that includes but does not end on the Closing Date, shall be allocated to the portion of the Tax Period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such Tax Period occurring through the Closing Date compared to the total number of days in such Tax Period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant Tax Period ended on the Closing Date. Any credits relating to a Tax Period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company to the extent permitted by Law.

          (c) Notwithstanding the foregoing, events or transactions occurring on the Closing Date, but after the Closing, which (i) affect the Tax liability of the Company in any Tax Period or portion thereof ending on or before the Closing Date, (ii) are permitted or caused by Buyer by reason of its control over the Company, and (iii) are either out of the ordinary course of business of the Company or not contemplated by this Agreement, shall be treated as occurring on the day after the Closing Date for purposes of determining the Tax liability of the Company allocable to the Tax Periods ending on or before the Closing Date.
          (d) The Majority Stockholders and the Buyer shall cooperate, and cause their Representatives and Affiliates to cooperate, as and to the extent reasonably requested by any other Party hereto in connection with the preparation and filing of Tax Returns as provided herein, any audit, litigation or other proceeding with respect to Taxes related to the Company, and any determination of or regarding Tax liabilities of the Company in financial statements of the Buyer which include the Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding, and preparation of financial statements, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (e) In the case of any third party claim relating to Taxes, the defense of which is under the control of the Majority Stockholders pursuant to Section 9.2(e), without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Buyer shall not cause or permit the Company to, consent to any extension or waiver of the limitation period for assessment or collection applicable to any Tax claim or assessment relating to the Company in respect of any Tax Period ending on or before the Closing Date.
     7.5 Exculpation and Indemnification of Directors and Officers; Insurance.
          (a) For a period of six years after the Closing Date, the Surviving Corporation shall not, and the Buyer shall not cause the Surviving Corporation to, amend, repeal or modify any provision in its organizational documents relating to exculpation or indemnification in any manner that would adversely affect the rights thereunder of individuals who served as officers or directors of the Company prior to the Closing Date (unless required by Law).
          (b) To the extent that the premiums therefor have been prepaid prior to the Closing Date, the Surviving Corporation shall not, and the Buyer shall not cause the Surviving Corporation to, cancel or otherwise terminate the tail policy to the Company’s officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Closing Date as such policy exists on the Closing Date; provided however, that neither the Buyer nor the Surviving Corporation shall be required or responsible following the Closing to pay any premiums, incur any expense or take any other action for the continued effectiveness of such tail policy.
          (c) The obligations of the Buyer under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.5 applies without the consent of the affected Person (it being expressly agreed that each such Person to whom this Section 7.5 applies shall be a third-party beneficiary of this Section 7.5).
ARTICLE VIII
CONDITIONS TO OBLIGATION TO CLOSE
     8.1 Conditions to Buyer’s and the Merger Sub’s Obligations. The Buyer’s and the Merger Sub’s respective obligations to consummate the Closing and effect the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
          (a) Accuracy of Representations.
               (i) All of the Company’s and Majority Stockholders’ representations and warranties contained in this Agreement (other than those in Article IV) must have been true and correct in all material respects (except those that contain materiality or Material Adverse Effect qualifiers which shall be true and correct in all respects) as of the date of this Agreement, and must be true and correct in all material respects (except those that contain materiality or Material Adverse Effect qualifiers which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that the representations and warranties contained in Section 3.2 must be true and correct in all respects. The Buyer and the Merger Sub shall have received a certificate signed on behalf of the Company by its Chief Executive Officer, and signed by each Majority Stockholder to such effect.
               (ii) Each Majority Stockholder’s representations and warranties contained in Article IV of this Agreement must have been true and correct in all material respects (except those that contain materiality or Material Adverse Effect qualifiers which shall be true and correct in all respects) as of the date of this Agreement, and must be true and correct in all material respects (except those that contain materiality or Material Adverse Effect qualifiers which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that the representations and warranties contained in Section 4.2 must be true and correct in all respects. Buyer and the Merger Sub shall have received a certificate signed by each Majority Stockholder to such effect.
          (b) Company’s and Majority Stockholders’ Performance.
               (i) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with. The Buyer and the Merger Sub shall have received a certificate signed on behalf of the Company by its Chief Executive Officer to such effect.
               (ii) All of the covenants and obligations that the Majority Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with. The Buyer and the Merger Sub shall have received a certificate signed by each Majority Stockholder to such effect.
               (iii) Each document required to be delivered or action required to be performed by the Majority Stockholders or the Company pursuant to Section 2.11(a) must have been so delivered and performed.
          (c) Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Governmental Entity or any other Person required of any Majority Stockholder or the Company to consummate the Closing and the other matters contemplated herein shall have been made or obtained and remain in full force and effect, including, without limitation, the expiration or termination without objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, as well as those listed or required to be listed in Section 3.3(b) or (c) of the Company Disclosure Schedule. All material permits, licenses, approvals, certifications (including vendor certifications) and similar arrangements necessary for the continued operation of the Company’s business as presently conducted shall remain in full force and effect.
          (d) No Proceedings. There must not have been commenced or threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to the Buyer or the Company, or (ii) that could reasonably be expected to have the effect of preventing, delaying or making illegal, any of the material transactions contemplated hereby.
          (e) No Claim Regarding Stock Ownership. There must not have been made or threatened by any Person (other than a Designated Stockholder or Majority Stockholder solely with respect to the Company Shares indicated as being owned of record by such Designated Stockholder or Majority Stockholder on Schedule I) any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, the Company.
          (f) No Legal Prohibition. There must not be in effect any Law that (i) prohibits the Merger pursuant to the terms hereof, and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
          (g) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company’s stockholders as required by the Company’s certificate of incorporation and applicable Law.
          (h) Absence of Certain Changes. No event, change or circumstance shall have occurred which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or on the ability of any Majority Stockholder to timely consummate the transactions contemplated hereby. There shall have occurred no material change in the ability of the Company to operate after the Closing in accordance with the financial projections of the Company set forth in Exhibit 8.1(h) hereto. No event, change or circumstance shall have occurred which individually or in the aggregate is or would reasonably be expected to be materially adverse to the business prospects of the Company.
          (i) Satisfaction of Debts. The Company shall have repaid at or prior to the Closing as much of the Debt as it is able to repay from its available cash resources, and all Debt outstanding as of the Closing shall have been satisfied in full (including through application of a portion of the Purchase Price at the Closing as contemplated in Section 2.3). Reasonably satisfactory evidence (as determined by the Buyer) of such repayment shall have been delivered to the Buyer.
          (j) Release of Liens and Guarantees. All Liens on the assets and capital stock of the Company shall have been duly and fully released and terminated (or be committed to be so released and terminated upon payment of the Closing Debt Repayment Amount in accordance with the Closing Payoff Letters), and reasonably satisfactory evidence thereof (as determined by the Buyer) shall have been delivered to the Buyer. All guarantees by the Company of the Liabilities (including indebtedness) of any other Person shall have been duly and fully released and terminated, and reasonably satisfactory evidence thereof (as determined by the Buyer) shall have been delivered to the Buyer.
          (k) Auditor Consents. The Company shall have provided to the Buyer the consent and certification of an independent registered public accounting firm with respect to the Audited Financial Statements at or prior to the Closing as may be reasonably necessary in the Buyer’s discretion in order for the Buyer to comply with applicable Law, including any Laws which may require audited financial statement disclosure related to the Company following the Closing if the Company would be deemed (in the Buyer’s discretion) a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of the Buyer upon the Closing.
          (l) Affiliated Transactions. All Contracts and other arrangements (excluding employment arrangements in the Ordinary Course of Business) by and between the Company and any of its officers, directors and stockholders (or any of their respective Affiliates), or under which any of the Company’s officers, directors and stockholders (or any of their respective Affiliates) are a direct or indirect beneficiary thereof, shall have been settled, terminated or discharged on terms reasonably satisfactory to the Buyer.
          (m) Guaranteed Minimum Payments. The Company shall have made all necessary arrangements for payment at or promptly following the Closing the Designated Stockholder Payment in accordance herewith, and evidence thereof reasonably satisfactory to the Buyer shall have been delivered to the Buyer.
          (n) Termination of Derivative Securities of the Company. All outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock shall have been terminated.

     8.2 Conditions to Majority Stockholders’ and the Company’s Obligations. The Company’s and each Majority Stockholder’s respective obligations to consummate the Closing and effect the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company or the applicable Majority Stockholder (or the Stockholder Representative, as applicable), in whole or in part):
          (a) Accuracy of Representations. All of the Buyer’s and the Merger Sub’s respective representations and warranties contained in this Agreement must have been true and correct in all material respects (except those that contain materiality or Material Adverse Effect qualifiers which shall be true and correct in all respects) as of the date of this Agreement, and must be true and correct in all material respects (except those that contain materiality or Material Adverse Effect qualifiers which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date). Each Majority Stockholder and the Company shall have received a certificate signed by an officer of the Buyer (on behalf of the Buyer) and an officer of the Merger Sub (on behalf of the Merger Sub) to such effect.
          (b) Buyer’s Performance.
               (i) All of the covenants and obligations that the Buyer and the Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with. Each Majority Stockholder shall have received a certificate signed by an officer of the Buyer (on behalf of the Buyer) and an officer of the Merger Sub (on behalf of the Merger Sub) to such effect.
               (ii) Each document required to be delivered or action required to be performed by the Buyer or the Merger Sub pursuant to Section 2.11(b) must have been so delivered and performed.
          (c) Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Governmental Entity or any other Person required of the Buyer or the Merger Sub to consummate the Closing and the other matters contemplated herein shall have been made or obtained and remain in full force and effect, including, without limitation, the expiration or termination without objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, as well as those listed or required to be listed in Section 5.2(b) of the Buyer Disclosure Schedule.
          (d) No Proceedings. There must not have been commenced or threatened against such Majority Stockholder, or against any Affiliate of such Majority Stockholder, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement that could reasonably be expected to have the effect of preventing, delaying or making illegal, any of the material transactions contemplated hereby.

          (e) No Legal Prohibition. There must not be in effect any Law that (i) prohibits the Merger pursuant to the terms hereof, and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
          (f) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company’s stockholders as required by the Company’s certificate of incorporation and applicable Law.
ARTICLE IX
REMEDIES FOR BREACHES OF THIS AGREEMENT
     9.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and obligations in this Agreement, and in any other certificate or document delivered pursuant to this Agreement, will survive the Closing as set forth below. A Party’s right to seek indemnification under this Agreement for a Breach may only be asserted as follows:
          (a) a claim for indemnification for any Breach related to the representations and warranties in Section 3.11 hereof (the “Tax Representations”) may only be asserted prior to the expiration of the applicable statutes of limitations with respect to the liabilities in question (after giving effect to any extensions or waivers thereof), plus three (3) months;
          (b) a claim for indemnification for any Breach related to the Fundamental Representations (except for the Tax Representations) and the representations and warranties in Section 5.2(a) (Authority) and Section 5.3 (Brokers) hereof may be asserted at any time;
          (c) a claim for indemnification for any Breach of any covenant or obligation under this Agreement may be asserted at any time (other than for those covenants and obligations that are expressly required to remain in full force and effect for a specified period of time); and
          (d) a claim for indemnification for any Breach related to any other representations and warranties in this Agreement or in any other certificate or document delivered by any Party to the other Party in connection with this Agreement may only be asserted on or prior to the first anniversary of the Closing Date;
provided, however, that any representation or warranty in respect of which indemnity may be sought under this Article IX, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or Breach or potential inaccuracy or Breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The right of a Party to indemnification or other remedies, whether based on such representations, warranties, covenants and obligations or otherwise, will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

     9.2 Indemnification.
          (a) Indemnification by the Majority Stockholders. Each Management Stockholder severally and not jointly (on a pro rata basis in proportion to its Participation Percentage), and each Patriarch Stockholder jointly and severally with respect to one another (in proportion to their aggregate Participation Percentages), hereby covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Parties from, against and in respect of all Losses suffered, sustained, incurred or paid by any Buyer Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim): (A) any Breach of any representation or warranty made by any Majority Stockholder or the Company in this Agreement or any of the exhibits attached hereto, or in any of the certificates or other documents delivered by any Majority Stockholder or the Company pursuant to this Agreement; (B) any Breach of any covenant or agreement by the Company (prior to the Closing) or any Majority Stockholder under this Agreement or any of the exhibits attached hereto, or in any of the certificates or other documents delivered by any Majority Stockholder or the Company pursuant to this Agreement; (C) any Debt outstanding at the Closing that has not been repaid at or prior to the Closing or reflected in the Debt Repayment Purchase Price Adjustment; (D) any Losses arising out of or relating to (i) any claim of any nature (including any payments in respect of Dissenting Shares and any costs and expenses (including attorney’s fees) in connection with any Proceeding related thereto) by or on behalf of any owner, purported owner or former owner of capital stock, options, warrants or other derivative securities of the Company (including any amounts paid by the Company to indemnify or defend any officer or director of the Company relating to such claims), (ii) any inaccuracy in the information set forth in Schedule I, and (iii) any claim by any Person (other than a Designated Stockholder or Majority Stockholder solely with respect to the Company Shares indicated as being owned of record by such Designated Stockholder or Majority Stockholder on Schedule I) asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, the Company; and (E) any and all Taxes which are imposed on the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable (i) for the activities or business of the Company on or prior to the Closing Date (determined, with respect to taxable periods that include but do not end on the Closing Date, in accordance with the allocation provisions of Section 7.4) in excess of the amount of such Taxes reflected as a liability in the computation of the Closing Net Asset Value, (ii) resulting by reason of the several Liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Law or by reason of the Company having been a member of any affiliated, consolidated, combined or unitary group on or prior to the Closing Date, but only to the extent such Taxes exceed the amount of Taxes reflected as a liability in the computation of the Closing Net Asset Value, and (iii) any and all Taxes of any Person (other than the Company) required to be paid by the Company as a transferee or successor, whether by contract or pursuant to Law, where the liability of the Company for such Taxes is attributable to an event or transaction occurring on or before the Closing Date, but only to the extent such Taxes exceed the amount of Taxes reflected as liability in the computation of the Closing Net Asset Value.
          (b) Limitations on Liability of Majority Stockholders. The Majority Stockholders shall not have any liability under clause (A) of Section 9.2(a) above unless the aggregate of all Losses relating thereto for which the Majority Stockholders would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $550,000 (the “Threshold Amount”), and then the Majority Stockholders shall be liable for all such Losses; and the Majority Stockholders’ aggregate liability under clause (A) of Section 9.2(a) above (other than with respect to the Fundamental Representations, for which no such limitation shall apply) shall in no event exceed $20,000,000. The expiration of the representations and warranties referenced in Section 9.1(a) and (d) hereof shall not apply with respect to any claims for fraud. For purposes of determining in connection with the indemnification provisions of this Article IX the amount of any Losses incurred in connection with any Breach, any and all qualifications of representations, warranties, covenants or agreements by reference to any Material Adverse Effect or materiality shall be disregarded.
          (c) Indemnification by the Buyer. The Buyer shall indemnify the Majority Stockholder Parties and hold them harmless against any Losses which any such Majority Stockholder Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of any Breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement or any of the exhibits attached hereto or any of the certificates or other documents delivered by the Buyer pursuant to this Agreement; provided, however, that the Buyer shall not have any liability under this Section 9.2(c) for a Breach of any representation or warranty by the Buyer unless the aggregate of all Losses relating thereto for which the Buyer would, but for this provision, be liable exceeds on a cumulative basis an amount equal to the Threshold Amount, and then the Buyer shall be liable for all such Losses, and provided further that the Buyer’s aggregate liability under this Section 9.2(c) for Breaches of representations and warranties by the Buyer shall in no event exceed $20,000,000.
          (d) Payment for any amounts owing pursuant to this Section 9.2 shall be made as set forth in this Section 9.2(d). All indemnification payments under this Section 9.2 shall be deemed adjustments to the Purchase Price.
               (i) Any amounts owing from a Majority Stockholder to the Buyer Parties pursuant to Section 9.2(a) shall, at the election of the applicable Majority Stockholder, be effected by and in any combination of (i) tendering shares of the Buyer Stock, to the extent received under this Agreement and still owned by such Majority Stockholder (valued at the average closing price of shares of the Buyer Stock on the Nasdaq Global Market for the period of twenty (20) consecutive trading days ending on the date of final determination of the amount owing from such Majority Stockholder pursuant to this Section 9.2) or (ii) by wire transfer of immediately available funds from such Majority Stockholder to an account designated by the applicable Buyer Party, in either case within ten (10) days after the final determination thereof.
               (ii) Any amounts owing from the Buyer to the Majority Stockholder Parties pursuant to Section 9.2(c) hereof shall be effected by wire transfer of immediately available funds from the Buyer to an account designated by the applicable Majority Stockholder Party, within ten (10) days after the final determination thereof.
          (e) Any Person making a claim for indemnification under this Section 9.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense (unless (i) the Indemnitor is also a party to such Proceeding and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnitor fails to provide reasonable assurance of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor exercising its option to control such defense it shall (x) verify to the Indemnitee in writing that such Indemnitor shall be responsible (subject to the indemnification limits set forth herein) for all liabilities and obligations relating to such claim for indemnification and that (subject to any indemnification limitations set forth herein) it shall provide indemnification to the Indemnitee with respect to such Proceeding or other claim giving rise to such claim for indemnification hereunder and (y) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or facts giving rise to such claim for indemnification hereunder (subject to any indemnification limits set forth herein); and provided further, that:
               (i) subject to clause (ii) below, if the Indemnitor assumes control of the defense of such claim, the Indemnitee shall be entitled to participate in (but not control) the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of one such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);
               (ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of one counsel retained by the Indemnitee (unless, if there is more than one Indemnitee subject to a common defense and any such Indemnitee reasonably believes, upon advice of counsel, that a conflict of interest exists between the interests of such Indemnitee and any other Indemnitee that would be subject to such common defense, in which case the Indemnitor shall pay the fees and expenses of one counsel retained by such Indemnitee) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation or in connection with Taxes of the Company the resolution of which is reasonably determined by the Buyer to be likely to increase materially the Tax Liabilities of any Buyer Party for a Tax Period ending after the Closing Date or otherwise cause any Buyer Party to incur a material Loss not subject to indemnification pursuant to this Agreement; (B) the claim primarily seeks an injunction or equitable relief against the Indemnitee; (C) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (D) upon petition by the

Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (E) the Indemnitee reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Section 9.2; provided that in each case if the Indemnitee controls the defense of such claim by reason of the foregoing, the Indemnitor shall be entitled to participate in (but not control) the defense of such claim and to employ counsel of its choice for such purpose; and
               (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (to be granted or withheld in the sole discretion of the Indemnitee) before entering into any settlement of a claim or ceasing to defend such claim if, (A) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee (or the Company after the Closing), (B) such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, or (C) such settlement, cessation, injunctive or other equitable relief would increase Tax Liability of any Buyer Party for a Tax Period ending after Closing Date or otherwise cause any Buyer Party to incur a Loss not subject to indemnification pursuant to this Agreement.
          (f) Each Majority Stockholder hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim for indemnification against the Buyer, the Company or any of their respective Affiliates by reason of the fact that such Majority Stockholder or any Affiliate of such Majority Stockholder is or was a shareholder, member, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity with respect to any Proceeding, complaint, claim or demand brought by any of the Buyer Parties against any Majority Stockholder pursuant to this Agreement or applicable law for Breaches of the representations, warranties, agreements or covenants hereunder, and each Majority Stockholder (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that such Majority Stockholder shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by any Majority Stockholder pursuant to this Agreement or otherwise. In no event shall the Company or any of its Affiliates have any liability whatsoever to any Majority Stockholder (or any Affiliate of the Majority Stockholder) for Breaches of the representations, warranties, agreements or covenants of any Majority Stockholder hereunder, and the Majority Stockholders shall not (and shall cause its Affiliates not to) in any event seek contribution from the Company or any of its Affiliates in respect of any payments required to be made by any Majority Stockholder pursuant to this Agreement.
          (g) The amount of any Losses subject to indemnification hereunder or of any claim therefore shall be calculated net of any insurance proceeds (net of direct collection expenses and the annual premium of the applicable policy) received by an Indemnitee or any of its successors or assigns on account of such Losses. Each Indemnitee shall use commercially reasonable efforts to recover under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder. In the event that an insurance recovery is made by an Indemnitee or any of its successors or assigns with respect to any Losses for which have been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Indemnitor. The Indemnitor shall be subrogated to all rights of the Indemnitee in respect of any Losses indemnified by the Indemnitor; provided, however, that any Losses indemnified by the Indemnitor and later recovered by the Indemnitor pursuant to such right of subrogation shall not be included in the calculation of the aggregate amount of Losses pursuant to Sections 9.2(a) and (c) above.
          (h) The provisions of this Article IX shall constitute the sole and exclusive remedy from and after the Closing with respect to any Losses suffered, sustained, incurred or paid by any Indemnitee resulting from or arising out of any breach of any representation or warranty made by the Buyer, the Company or any Majority Stockholder in this Agreement or in any other agreement or any certificate delivered or provided pursuant hereto, except for specific performance and equitable remedies as set forth in Section 11.4 and except in the case of criminal matters or fraud.
          (i) Notwithstanding anything to the contrary contained in this Article IX, there shall be no recovery for any Losses by the Buyer under this Article IX, and the Losses shall not be included in meeting the stated thresholds hereunder, to the extent such Losses (i.e., the dollar amount of and with respect to such specific Losses) have been included in the calculation of the Closing Net Asset Value or the Actual Debt Repayment Amount and settled as part of a Net Asset Value Purchase Price Adjustment or a Debt Repayment Purchase Price Adjustment.
          (j) Notwithstanding anything to the contrary herein, it is understood that (i) nothing in this Agreement (including Section 9.2(b), (c) and (k)) shall limit or restrict any of the Parties’ right to maintain or recover any amounts in connection with any action or claim based upon fraud and (ii) the limitations in Section 9.2(b), (c) and (k) will not apply to any Breach of a Party’s representations and warranties to the extent such Party had Knowledge of the Breach of the Closing Date.
          (k) No claim shall be brought or maintained by the Majority Stockholders, the Buyer, the Company or their respective successors or permitted assigns against any Person in their capacity as an officer, director or employee (present or former) of any Party hereto which is not otherwise expressly identified as a party hereto by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any Party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
          (l) Notwithstanding any other provision of this Agreement to the contrary, no indemnity liability shall arise pursuant to Section 9.2 in respect of any Loss incurred in respect of (i) income Taxes allocable to any Tax Period beginning after the Closing Date that is caused by the disallowance, reduction or other unavailability of a net operating loss or any similar Tax loss, deduction, or credit carryforward claimed to have arisen in a Tax Period of the Company ending on or before the Closing Date, or (ii) Tax Returns required to be filed and Taxes required to be paid or withheld by the Company in respect of compensation paid by the Company to any Person for services rendered after the Closing Date by reason of incorrect classification of such Person as an employee or independent contractor during any period beginning after the Closing Date.

ARTICLE X
TERMINATION
     10.1 Termination of Agreement. This Agreement may be terminated:
          (a) by the mutual written consent of the Stockholder Representative and the Buyer, upon written notice to the Company;
          (b) by the Stockholder Representative, at any time on or after November 30, 2007 (as such date may be extended pursuant to a written agreement between the Buyer and the Majority Stockholders, the “Termination Date”) and upon written notice provided to the Buyer and the Company, if the Closing shall not have occurred on or before the Termination Date (provided that the failure of the Closing to occur by the Termination Date is not the result of the failure of the Company or any Majority Stockholder to perform any of their respective obligations hereunder required to be performed at or prior to the Closing);
          (c) by the Buyer, at any time on or after the Termination Date and upon written notice provided to the Majority Stockholders and the Company, if the Closing shall not have occurred on or before the Termination Date (provided that the failure of the Closing to occur by the Termination Date is not the result of the failure of the Buyer to perform any of its obligations hereunder required to be performed at or prior to the Closing);
          (d) by the Stockholder Representative, upon written notice provided to the Buyer and the Company, if there has been any material Breach by the Buyer which is not cured within ten (10) business days after written notice thereof, but in any event on or prior to the Termination Date;
          (e) by the Buyer, upon written notice provided to the Majority Stockholders and the Company, if there has been any material Breach by any Majority Stockholder or the Company which is not cured within ten (10) business days after written notice thereof, but in any event on or prior to the Termination Date;
          (f) by the Stockholder Representative, upon written notice provided to the Buyer and the Company, if any event or circumstance shall occur that renders the satisfaction of any condition to the obligations of the Majority Stockholders set forth in Section 8.2 impossible and such condition has not been waived by the Majority Stockholders (provided that such event or circumstance is not the result of the failure of the Company or any Majority Stockholder to perform any of their respective obligations hereunder required to be performed at or prior to the Closing);
          (g) by the Buyer, upon written notice provided to the Majority Stockholders and the Company, if any event or circumstance shall occur that renders the satisfaction of any condition to the obligations of the Buyer set forth in Section 8.1 impossible and such condition has not been waived by the Buyer (provided that such event or circumstance is not the result of the failure of the Buyer to perform any of its obligations hereunder required to be performed at or prior to the Closing);

          (h) by the Stockholder Representative, upon written notice provided to the Buyer and the Company, if (i) the Stockholder Representative delivers to the Buyer a written notice (a “Buyer Devaluation Notice”) of the occurrence of a Buyer Devaluation and (ii) the Buyer does not elect by written notice to the Stockholder Representative on or prior to the earlier of the Termination Date or ten (10) business days following the delivery of such Buyer Devaluation Notice to pay the entire Purchase Price in cash without the issuance of any Stock Payment;
          (i) by the Buyer if a Buyer Devaluation occurs, upon written notice to the Stockholder Representative and the Company;
          (j) by the Stockholder Representative at any time, upon five (5) business days prior written notice provided to the Buyer and the Company (such five-day period, the “Notice Period”), if (i) each of the conditions set forth in Section 8.1 have been satisfied as of the date of such notice or are to be satisfied (or caused to be satisfied) by the Majority Stockholders or the Company at the Closing and such satisfaction can reasonably be expected to occur prior to the expiration of the Notice Period, (ii) each of such conditions continue to be satisfied through the expiration of the Notice Period, (iii) the Majority Stockholders and the Company are prepared to consummate the Closing prior to the expiration of the Notice Period, and (iv) the Buyer is unwilling or unable to consummate the Closing prior to the expiration of the Notice Period;
          (k) by the Stockholder Representative at any time on or after September 30, 2007, upon five (5) business days prior written notice provided to the Buyer and the Company, provided that all of the covenants and obligations that the Company and the Majority Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing have been duly performed and complied with;
          (l) by the Company, pursuant to and in accordance with Section 6.11(c) for the purpose of pursuing a Superior Proposal received by the Company and not withdrawn at the time of such termination, upon written notice to the Stockholder Representative and the Buyer; provided, however, that notwithstanding the foregoing or anything in this Agreement to the contrary, the Parties agree that the termination right set forth in this Section 10.1(l) shall have no further force or effect whatsoever upon the Company’s receipt of the Stockholder Consent and, in furtherance thereof, the Company hereby irrevocably waives any rights to enforce or seek to enforce or invoke the terms of this Section 10.1(l) immediately upon its receipt of the Stockholder Consent; or
          (m) by the Buyer, if (i) the Stockholder Consent (which Stockholder Consent shall by its terms be irrevocable unless and until this Agreement is terminated in accordance with this Article X) is not received by the Company and delivered to the Buyer by 12:01 a.m. (Eastern Time) on the day following the date of this Agreement, or (ii) the Stockholder Consent is revoked or ceases for any reason to remain in full force and effect at any time prior to the Closing.
     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without further action by the Parties and no Party shall have any liability or further obligation under this Agreement (except the covenants and agreements contained in Section 7.3 and Article XI shall survive the termination of this Agreement); provided, however, that if this Agreement is terminated because of the failure of any Party to fulfill its obligations under this Agreement or as a result of a Breach of such Party, then the non-defaulting Parties shall have available to such Parties all applicable legal and equitable rights and remedies. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 10.1(k) or (m) prior to November 30, 2007, then the provisions of paragraph (a) of Section 6.11 shall survive until November 30, 2007.
ARTICLE XI
MISCELLANEOUS
     11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby prior to the Closing (or earlier termination of this Agreement in accordance with the terms hereof) without the prior written approval of the Buyer and the Stockholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities.
     11.2 No Third-Party Beneficiaries. Except as expressly provided in Section 7.5, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, with respect to Article IX, the Majority Stockholder Parties and the Buyer Parties.
     11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect.
     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Stockholder Representative; provided, however, that each of the Buyer and the Merger Sub may, upon written notice to the Stockholder Representative, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
     11.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.6 Headings and Section References. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. References to sections, articles, exhibits and annexes herein shall be to the sections, articles, exhibits and annexes hereof unless otherwise indicated.
     11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission (with electronic confirmation of receipt), or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company prior to the Closing:	With a copy to:

Sarcom, Inc. Attn: Chief Executive Officer 8337-A Green Meadows Drive N Lewis Center, OH 43035	Winston & Strawn LLP Attn: Jeff Marwil, Esq. 35 W. Wacker Drive Chicago, IL 60601

Facsimile: (614) 854-1011	Facsimile: (312) 558-5700

If to any Majority Stockholder or the Stockholder Representative:	With a copy to:

c/o Patriarch Partners Attn: Lynn Tilton 227 West Trade Street, Suite 1400 Charlotte, NC 28284	Purrington Moody Weil LLP Attn: Christopher E. Lindsey, Esq. 301 North Elm Street, Suite 115 Greensboro, NC 27401

Facsimile: (704) 227-1208	Facsimile: (336) 510-5888

If to the Buyer or the Merger Sub at any time, or to the Company following the Closing:	With a copy to:

PC Mall, Inc. Attn: Chief Executive Officer 2555 West 190th Street, Suite 201 Torrance, CA 90504	Morrison & Foerster LLP Attn: Craig S. Mordock, Esq. 19900 MacArthur Blvd., Suite 1200 Irvine, CA 92612

Facsimile: (310) 353-7411	Facsimile: (949) 251-0900
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, on the one hand, and the Majority Stockholders and/or the Stockholder Representative, as applicable, on the other hand. No waiver by any Party of any provision of this Agreement or any Breach, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent Breach or affect in any way any rights arising by virtue of any prior or subsequent Breach.
     11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     11.10 Expenses. Each of the Buyer, the Majority Stockholders and the Company will bear his, her, or its own costs and expenses (including the fees and expenses of their respective Representatives) incurred at any time in connection with this Agreement and the transactions contemplated hereby, including the negotiation and consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.
     11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
     11.12 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.
     11.13 Effect of Due Diligence. No investigation by or on behalf of any Party into the business, operations, prospects, assets or condition (financial or otherwise) of any other Party shall diminish in any way the effect of any representation or warranty made by such other Party in this Agreement or shall relieve any such Person of any of its obligations hereunder.
     11.14 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such

Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event the Majority Stockholders breach this Agreement, money damages would be inadequate and the Buyer would have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive and/or other equitable relief (without necessity of posting a bond). If any action is brought by any Party to enforce this Agreement, each of the other Parties shall waive the defense that there is an adequate remedy at law and all substantially similar defenses.
     11.15 Governing Law. This Agreement and any disputes arising out of or in connection herewith (including any facts and circumstances relating to its execution), whether in contract, tort or otherwise, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     11.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New Castle County, Delaware, in any action or Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and agrees that all claims in respect of the action or Proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court or other forum (legal, administrative, arbitration or otherwise). Each of the Parties waives any defense of inconvenient forum or improper venue to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may serve legal process on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.7. Legal process in any action or proceeding may also be served on any Party anywhere in the world. Nothing in this Section 11.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Each Party agrees that the prevailing Party or Parties in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby shall be entitled to recover (from the non-prevailing Party or Parties, as and in the amounts determined by the court) all reasonable fees and expenses incurred by such Party or Parties in connection with or relating to such action or proceeding (including without limitation costs of counsel, expert witness fees and court costs), in addition to any other relief which may be granted by the court.
     11.17 Acknowledgement. Each Party hereby acknowledges that such Party has had a reasonable opportunity to read and understand this Agreement, to retain legal counsel with respect hereto and the transactions contemplated hereby, and that its respective legal counsel, if and to the extent such Party has chosen to retain such counsel, has had a reasonable opportunity to review and provide counsel to such Party with respect to this Agreement and the transactions contemplated hereby.

* * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: PC MALL, INC., a Delaware corporation
By:	/s/ Frank F. Khulusi
Name:	Frank F. Khulusi
Title:	Chairman, President & CEO

MERGER SUB: MALL ACQUISITION 2, INC., a Delaware corporation
By:	/s/ William C. Neary
Name:	William C. Neary
Title:	President & Treasurer

THE COMPANY: SARCOM, INC., a Delaware corporation
By:	/s/ Charles E. Sweet
Name:	Charles E. Sweet
Title:	Chairman & CEO

MAJORITY STOCKHOLDERS: ZOHAR CDO 2003-1, LIMITED By: Patriarch Partners VIII, LLC its Collateral Manager

	By:	/s/ Lynn Tilton
	Name:	Lynn Tilton
	Title:	Manager
Signature Page to Agreement and Plan of Merger

ZOHAR II 2005-1, LIMITED By: Patriarch Partners XIV, LLC its Collateral Manager

	By:	/s/ Lynn Tilton
	Name:	Lynn Tilton
	Title:	Manager

/s/ Charles E. Sweet
Charles E. Sweet

ROBERT F. ANGART & COMPANY
By:	/s/ Robert F. Angart
Name: Robert F. Angart
Title: President

/s/ John R. Strauss
John R. Strauss

/s/ Daniel A. Schneider
Daniel A. Schneider

/s/ Howard Schapiro
Howard Schapiro

Solely for the purposes of Section 2.12 STOCKHOLDER REPRESENTATIVE: PATRIARCH PARTNERS AGENCY SERVICES, LLC By:
	By:	/s/ Lynn Tilton
Name:
Title:

Signature Page to Agreement and Plan of Merger